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GARDNER DENVER, INC.

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March 17, 2010

TO OUR STOCKHOLDERS:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders on Tuesday, May 4, 2010 at 1:30 p.m. (local time), at the Quincy Country Club, 2410 State Street, Quincy, Illinois 62301.

After the transaction of formal business, a question and answer period will follow.

The Notice of Annual Meeting and Proxy Statement for the annual meeting are being made available to our stockholders on or about March 17, 2010 on the Internet, electronically by email for stockholders who have previously consented to delivery or who have requested to receive the proxy materials by email or, upon request, in printed form by mail.

We look forward to a significant vote of our common stock, either in person or by proxy. We are offering three convenient ways to vote your shares: over the Internet, by toll-free telephone or by mailing a proxy card. Voting via the Internet, by telephone or by written proxy will ensure your representation at the annual meeting if you do not attend in person. Please review the instructions you received regarding these three voting options.

Voting over the Internet or by telephone is fast and convenient and your vote is immediately tabulated. By using the Internet or telephone, you help Gardner Denver reduce the cost of postage and proxy tabulations. Regardless of your method of voting, you may revoke your proxy as provided in the Proxy Statement.

Your support is appreciated, and we hope that you will be able to join us at the May 4th meeting.

Cordially,

Frank J. Hansen
Chairman of the Board

GARDNER DENVER, INC.
1800 Gardner Expressway
Quincy, Illinois 62305

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

The 2010 Annual Meeting of Stockholders of Gardner Denver, Inc. (the “Company”) will be held at the Quincy Country Club, 2410 State Street, Quincy, Illinois 62301 on Tuesday, May 4, 2010 at 1:30 p.m. (local time), for the following purposes:

1. to elect Frank J. Hansen, Diane K. Schumacher and Charles L. Szews, each of whom has been nominated by the Board of Directors, to serve a three-year term expiring at the Company’s annual meeting of stockholders to be held in 2013;

2. to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2010;

3. to consider and vote upon the approval of the Company’s Executive Annual Bonus Plan;

4. to consider and vote upon a stockholder proposal requesting that the Company amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity and substantially implement the policy, if properly presented at the annual meeting; and

5. to transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

The Notice of Annual Meeting and Proxy Statement for the annual meeting are being made available to our stockholders on or about March 17, 2010 on the Internet, electronically by email for stockholders who have previously consented to delivery or who have requested to receive the proxy materials by email or, upon request, in printed form by mail.

Stockholders of record at the close of business on March 5, 2010 are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. If you are the beneficial owner of shares of our common stock held in street name, you will receive voting instructions from your broker, bank or other nominee (the stockholder of record). The voting instructions will provide details regarding how to vote these shares. Additionally, you may vote these shares in person at the annual meeting if you have requested and received a legal proxy from your broker, bank or other nominee giving you the right to vote the shares at the annual meeting, and you complete the legal proxy and present it to us at the annual meeting. Stockholders of record may vote over the Internet, by telephone, by mail if you received a printed set of proxy materials or in person at the annual meeting.

Pursuant to recent amendments to the New York Stock Exchange rules, if you hold your shares in street name, beginning this year nominees will not have discretion to vote these shares on the election of directors. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, bank or other nominee, these shares will not be counted in determining the outcome of the election of directors at the annual meeting. We encourage you to provide voting instructions to your broker, bank or other nominee if you hold your shares in street name so that your voice is heard in the election of directors.

FOR THE BOARD OF DIRECTORS

Brent A. Walters
Vice President, General Counsel,
Chief Compliance Officer and Secretary

Quincy, Illinois
March 17, 2010

GARDNER DENVER, INC.
1800 Gardner Expressway
Quincy, Illinois 62305

PROXY STATEMENT

This Proxy Statement and related proxy materials are being made available to our stockholders on or about March 17, 2010 on the Internet, electronically by email for stockholders who have previously consented to electronic delivery or who have requested to receive our proxy materials by email or, upon request, in printed form by mail.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	When and where is the annual meeting?

A:	The 2010 Annual Meeting of Stockholders of Gardner Denver, Inc. (“Gardner Denver” or the “Company”) will be held at the Quincy Country Club, 2410 State Street, Quincy, Illinois 62301 on Tuesday, May 4, 2010 at 1:30 p.m. (local time).

Q:	What is the Notice of Internet Availability of Proxy Materials that I received in the mail this year instead of a full set of proxy materials?

A:	In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), we may furnish proxy materials, including this Proxy Statement and the Company’s 2009 Annual Report to Stockholders, by providing access to these documents on the Internet instead of mailing a printed copy of our proxy materials to our stockholders. Based on this practice, most of our stockholders have already received a Notice of Internet Availability of Proxy Materials (the “Notice”), which provides instructions for accessing our proxy materials on a website referred to in the Notice or to request to receive printed copies of the proxy materials by mail or electronically by email.

If you would like to receive a paper or email copy of our proxy materials for our 2010 annual meeting or for all future meetings, please follow the instructions for requesting such materials included in the Notice. Please note that if you previously requested or consented to delivery of our proxy materials by mail or electronically via email, you did not receive the separate Notice of Internet Availability of Proxy Materials. Instead, we sent you a full set of our proxy materials, which includes instructions for voting. We believe the delivery options that we have chosen this year will allow us to provide our stockholders with the proxy materials they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing printed copies.

Q:	Why am I being provided with access to or receiving these proxy materials?

A:	The Board of Directors (the “Board”) of Gardner Denver is soliciting your proxy for voting on the proposals to be presented at our annual meeting. Your proxy will be voted in accordance with the instructions given, unless the proxy is subsequently revoked. This Proxy Statement describes in detail the proposals on which we would like you, our stockholder, to vote. It also gives you information on these proposals so that you can make an informed decision.

Q:	What am I being asked to vote on?

A:	Our stockholders are being asked to vote on the following proposals at the annual meeting:

• to elect Frank J. Hansen, Diane K. Schumacher and Charles L. Szews, each of whom has been nominated by the Board, to serve a three-year term expiring at the Company’s annual meeting of stockholders to be held in 2013;

• to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2010;

• to consider and vote upon the approval of the Company’s Executive Annual Bonus Plan; and

• to consider and vote upon a stockholder proposal requesting that the Company amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity and substantially implement the policy, if properly presented at the annual meeting.

The Company is not aware of any other matter that will be presented at the annual meeting for action on the part of the stockholders. However, if any other matters are properly brought before the annual meeting, your proxy or voting instructions gives authority to the proxy holders, Helen W. Cornell and Brent A. Walters, to vote on those other matters in accordance with the Board’s recommendation.

Q:	What vote is required to approve each proposal?

A:	The vote of the holders of a majority of the issued and outstanding shares of our common stock, present in person or by proxy at the annual meeting, and voting thereon is required to (1) elect each of Frank J. Hansen, Diane K. Schumacher and Charles L. Szews as a director of the Company, (2) ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2010, (3) approve the Company’s Executive Annual Bonus Plan, and (4) approve the stockholder proposal requesting that the Company amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity and substantially implement the policy.

Abstentions and “broker non-votes” (as described below) will not be counted as voting “for” or “against” the proposal to which it relates, and therefore, will have no effect on the outcome of the proposal.

Votes will be tabulated by Broadridge Financial Services, our inspector of election for the annual meeting. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Q:	How does the Board recommend I vote on these proposals?

A:	The Board recommends that you vote (1) “FOR” the election of each of Frank J. Hansen, Diane K. Schumacher and Charles L. Szews as a director of the Company, (2) “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for 2010, (3) “FOR” the approval of the Company’s Executive Annual Bonus Plan, and (4) “AGAINST” the stockholder proposal requesting that the Company amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity and substantially implement the policy.

We anticipate that our executive officers and directors will vote their shares of our common stock in accordance with the Board’s recommendations on the above proposals.

Q:	What is the difference between holding shares of our common stock as a “stockholder of record” and as a “beneficial owner”?

A:	Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between holding shares as a stockholder of record and holding shares as a beneficial owner in street name:

• Stockholder of Record — If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are the stockholder of record of the shares.

• Beneficial Owner — If your shares are held in a brokerage account, bank or by another nominee, you are the “beneficial owner” of shares held in street name.

Q:	If I am a stockholder of record of shares, how do I vote?

A:	You may vote these shares (1) over the Internet by following the instructions provided in the Notice or on a separate proxy card if you have received a printed set of proxy materials, (2) over the telephone by following the instructions provided in the Notice or in the separate proxy card if you have received a printed set of proxy materials, (3) by mail if you received a printed set of proxy materials by completing and returning the separate proxy card in the prepaid and addressed envelope, or (4) in person at the annual meeting. Written ballots will be passed out to anyone who wants to vote in person at the annual meeting.

Stockholders of record may vote their shares by telephone or through the Internet 24 hours a day, 7 days a week. Telephone and Internet votes must be received by 11:59 p.m. Eastern Daylight Time on May 3, 2010 and votes by mail must be received on or before May 3, 2010.

Q:	If my shares are held in Gardner Denver’s retirement savings plan, how do I vote?

A:	Shares of our common stock held in the Gardner Denver, Inc. Retirement Savings Plan (the “Retirement Savings Plan”) will be voted by JPMorgan Chase Bank, N.A. (“JPMorgan”), as trustee of this plan. Voting instructions regarding your shares in the Retirement Savings Plan must be received by 11:59 p.m. Eastern Daylight Time on April 29, 2010. After April 29, 2010, all shares of our common stock held in the Retirement Savings Plan for which voting instructions have not been received, and all shares not yet allocated to participants’ accounts, will be voted by JPMorgan, as trustee, in the same proportion (“For” or “Against”) as the shares for which instructions are received from participants in this plan.

Q:	If I am a beneficial owner of shares held in street name, how do I vote?

A:	You may instruct your broker, bank or other nominee on how to vote these shares. Your nominee has provided voting instructions for you to use in directing your nominee on how to vote these shares. The instructions from your nominee will indicate if Internet or telephone voting is available and, if so, will provide details regarding how to use those systems. Additionally, you may vote these shares in person at the annual meeting if you have requested and received a legal proxy from your broker, bank or other nominee (the stockholder of record), giving you the right to vote these shares in person at the annual meeting, and you complete the legal proxy and present it to us at the annual meeting.

Q:	Can I revoke my proxy later?

A:	If you are a stockholder of record of shares, you may revoke your proxy at any time before it is voted by: (1) the timely delivery of a valid, later-dated proxy, a later-dated vote by telephone, or a later-dated vote via the Internet, (2) providing timely written notice of revocation to our Corporate Secretary at our principal executive offices at 1800 Gardner Expressway, Quincy, Illinois 62305, or (3) attending the annual meeting and giving oral notice of your intention to vote in person.

If you are a beneficial owner of shares held in street name, you may revoke your proxy at any time before it is voted by: (1) submitting new voting instructions to your broker, bank or other nominee in accordance with their voting instructions, or (2) obtaining a legal proxy from your bank, broker or other nominee giving you the right to vote these shares in person at the annual meeting, completing the legal proxy and presenting it to the Company at the annual meeting.

Attendance at the annual meeting will not in and of itself revoke a proxy.

Q:	Who is entitled to vote?

A:	The record date for determining the stockholders entitled to notice of, and to vote at, the annual meeting was the close of business on March 5, 2010 (the “Record Date”).

Q:	How many shares can vote?

A:	On the Record Date, the outstanding voting securities of the Company were 52,476,980 shares of common stock, par value $0.01 (“Common Stock”). Each share of Common Stock is entitled to one vote on each matter.

Q:	How is a quorum determined?

A:	The presence, either in person or by proxy, of at least a majority of the issued and outstanding shares of Common Stock is required to establish a quorum. Abstentions and “broker non-votes” (as described below) will be considered present at the annual meeting for purposes of determining a quorum at the annual meeting.

Q:	How will my shares be voted if I do not give specific voting instructions?

A:	If you are the beneficial owner of shares held in street name and do not submit voting instructions to your broker, bank or other nominee, the nominee that holds your shares may use their discretion in voting your shares with respect to “routine items,” but not with respect to “non-routine items,” under the rules of the New York Stock

Exchange (“NYSE”). On non-routine items for which you do not submit voting instructions to your broker, bank or other nominee, these shares will not be voted and be treated as “broker non-votes.” The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2010 is considered a routine item and therefore may be voted upon by your broker, bank or other nominee if you do not provide voting instructions on this proposal. However, the election of directors, the approval of the Company’s Executive Annual Bonus Plan, and the approval of the stockholder proposal are considered non-routine items and therefore may not be voted upon by your broker, bank or other nominee if you do not provide voting instructions on these proposals.

If you are a stockholder of record, except as described below with regard to shares held in the specified employee benefit plan if you do not specify a choice on a matter when returning a proxy these shares will be voted (1) “FOR” the election of each of Frank J. Hansen, Diane K. Schumacher and Charles L. Szews, the director nominees named in this Proxy Statement, (2) “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for 2010, (3) “FOR” the approval of the Company’s Executive Annual Bonus Plan, and (4) “AGAINST” the stockholder proposal requesting that the Company amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity and substantially implement the policy.

If your shares of Common Stock are held in the Retirement Savings Plan and you do not submit voting instructions, your shares and all shares that have not yet been allocated to your account will be voted in the same proportion (“FOR” or “AGAINST”) as the shares of Common Stock for which instructions are received from participants in such plan.

Q:	Who is paying for the cost of soliciting proxies for the annual meeting and how will the solicitation be done?

A:	The costs of soliciting proxies pursuant to this Proxy Statement will be paid by the Company. Solicitation may be made in person or by telephone, electronic mail, mail or facsimile. The Company will bear the expense of preparing and distributing this Proxy Statement and accompanying materials to our stockholders. Upon request, the Company will reimburse brokers, banks or other nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the annual meeting to the beneficial owners of Common Stock.

The Company has retained Georgeson Inc., an independent proxy solicitation firm (“Georgeson”), to assist in soliciting proxies from stockholders. Georgeson will receive a fee of approximately $9,500 as compensation for its services and will be reimbursed for its reasonable out-of-pocket expenses. The Company has agreed to indemnify Georgeson against certain liabilities arising under the federal securities laws.

Q:	Who can help answer my questions?

A:	If you have questions concerning a proposal or the annual meeting, or if you need directions to or special assistance at the annual meeting, please call our Investor Relations office at 217-228-8272 or email investor.request@gardnerdenver.com. In addition, information regarding the annual meeting is available via the Internet at our website www.gardnerdenver.com.

PART ONE: CORPORATE GOVERNANCE

Our Corporate Governance Policy, charters of our Board committees, Director Independence Standards, Related Party Transactions Policy, Code of Ethics and Business Conduct and Environmental and Safety Policy provide the framework for our corporate governance and are designed to ensure that our Company is managed for the long-term benefit of our stockholders. We routinely evaluate our corporate governance policies, standards and practices to ensure that they comply with SEC rules and regulations and the corporate governance listing standards of the NYSE, the exchange on which our Common Stock is currently listed.

Our Corporate Governance Policy, our Audit and Finance Committee Charter, Management Development and Compensation Committee Charter and Nominating and Corporate Governance Committee Charter, Director Independence Standards, Related Party Transactions Policy, Code of Ethics and Business Conduct and

Environmental and Safety Policy are available on our website at www.gardnerdenver.com. Information on our website does not constitute a part of this proxy statement.

Corporate Governance Policy

Our Board has adopted a policy regarding corporate governance. The objective of this policy is to help ensure that our Board maintains its independence, objectivity and effectiveness in fulfilling its responsibilities to our stockholders. The policy establishes the criteria and requirements for:

•	selection and retention of directors;

•	procedures and practices governing the operation and compensation of our Board; and

•	principles under which management shall direct and operate the business of our Company and our subsidiaries.

The policy provides that a substantial majority of our Board should be independent based on the independence standards of the NYSE with varied and complementary backgrounds. Directors may serve on the boards of directors of no more than four for-profit organizations, including our Company, and members of our Audit and Finance Committee (“Audit Committee”) may serve on the audit committees of no more than three for-profit organizations, including our Company. The policy specifies that at the regularly scheduled Board meeting prior to a nonemployee director’s 70th birthday and each year thereafter, nonemployee directors will submit their resignation to our Nominating and Corporate Governance Committee (“Governance Committee”). The Governance Committee will make an evaluation and recommendation for a decision by the full Board as to whether to accept or reject the director’s resignation based on the director’s contributions and the Board’s needs at the time. A nonemployee director must retire as a director at the next regularly scheduled meeting of the Board following the date he or she attains 75 years of age. A nonemployee director is also eligible to retire at the end of any elected term or at the discretion of the Board following review by the Governance Committee. The policy also requires that at any one time, no less than 50% of the number of nonemployee directors must be actively engaged in business as an employee, consultant, director (other than for our Company) or in a similar capacity for a minimum of 250 hours per year.

Mr. Thompson submitted his resignation to the Governance Committee pursuant to our Corporate Governance Policy prior to his 70th birthday. The Board evaluated Mr. Thompson’s contributions and continuing interest in serving on the Board and unanimously concluded to accept the Governance Committee’s recommendation that Mr. Thompson continue to serve as a member of the Board as outlined in our Corporate Governance Policy.

For 2009, all of our directors, including the director nominees seeking re-election, have complied with our Corporate Governance Policy.

Composition of the Board of Directors

Our Board currently consists of nine directors and is divided into three classes for purposes of election. One class is elected at each annual meeting to serve for a three-year term. With the exception of our Chief Executive Officer, all of our Board members, including our Chairman of the Board, are independent as determined in accordance with the NYSE listing standards as described under “Director Independence” on page 12. The current composition of our Board is as follows:

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

Terms Expiring at the 2010 Annual Meeting of Stockholders

Frank J. Hansen, age 68, was appointed Chairman of the Board of Directors, in a non-executive capacity, in May 2008 and has been a director of Gardner Denver since June 1997. In addition, Mr. Hansen served as Lead Nonemployee Director from November 2002 until his appointment as Chairman of the Board in May 2008. Mr. Hansen was President and Chief Executive Officer of IDEX Corporation, a publicly held manufacturer of proprietary fluid handling and industrial products, from April 1999 until his retirement in April 2000. He was President and Chief Operating Officer from January 1998 to April 1999 and Senior Vice President and Chief Operating Officer from July 1994 until January 1998. Mr. Hansen has a B.S. in business administration from Portland State University.
With his 25 years of senior managerial and operational experience at IDEX, Mr. Hansen’s strong international manufacturing acumen has been a long-proven, invaluable asset to our Board and our operational leaders. Mr. Hansen’s defined leadership skills have been an integral part of the success of the Company, both in his role as Chairman and Lead Nonemployee Director.

Diane K. Schumacher, age 56, has been a director of Gardner Denver since August 2000. Mrs. Schumacher served as Senior Vice President, General Counsel and Secretary of Cooper Industries, Ltd., a company engaging in the manufacture and sale of electrical products and tools (“Cooper”), from 1995 to 2003, and was Senior Vice President, General Counsel and Chief Compliance Officer until August 2006. She served as Special Counsel to the CEO of Cooper from September 2006 until her retirement from Cooper in September 2008. Mrs. Schumacher is currently providing legal services to a number of non-public companies as an independent consultant. She is a member of the Advisory Board, College of Business, Southern Illinois University. Mrs. Schumacher holds a B.A. in economics from Southern Illinois University and a J.D. from DePaul University College of Law. She also completed the Harvard Advanced Management Program.
Mrs. Schumacher is an experienced legal leader with the skills necessary to guide our Governance Committee. Her legal expertise in the manufacturing industry and long-standing, intimate knowledge of Gardner Denver gained during her service at Cooper, the Company’s former parent company, has been valuable to our Board and in her position as the Chairperson of our Governance Committee.

Charles L. Szews, age 53, has been a director of Gardner Denver since November 2006. In October 2007, Mr. Szews was appointed as the President and Chief Operating Officer of Oshkosh Corporation (“Oshkosh”), a specialty vehicle manufacturer. He has been a director of Oshkosh since May 2007. Previously, he served as Executive Vice President and Chief Financial Officer of Oshkosh from 1997 until his appointment and Vice President and Chief Financial Officer from 1996 to 1997. Prior to joining Oshkosh in 1996, Mr. Szews spent eight years with Fort Howard Corporation, a paper manufacturing company, holding a series of positions with increasing responsibility, most recently as Vice President and Controller. Mr. Szews also has ten years of audit experience at Ernst & Young. Mr. Szews holds a B.B.A. in comprehensive public accounting from the University of Wisconsin-Eau Claire and was previously a Certified Public Accountant for 28 years.

Mr. Szews is an experienced financial and operational leader within the manufacturing industry. His prior senior financial positions at Oshkosh, Fort Howard and Ernst & Young have provided him with a wealth of knowledge in dealing with complex financial and accounting matters. In his current position as President and Chief Operating Officer of Oshkosh, Mr. Szews has critical insight into the operational and financial requirements of a large, publicly traded manufacturing company, which has proven invaluable to our Board and Audit Committee. Mr. Szews qualifies as an audit committee financial expert.

DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE MEETING

Terms Expiring at the 2011 Annual Meeting of Stockholders

Donald G. Barger, Jr., age 67, has been a director of Gardner Denver since its spin-off from Cooper in April 1994. Mr. Barger served as advisor to the CEO of YRC Worldwide Inc. (“YRCW”), a publicly held company specializing in the transportation of goods and materials, from September 2007 until his retirement in February 2008. Until September 2007, he was Executive Vice President and Chief Financial Officer of YRCW. He joined YRCW’s predecessor company, Yellow Corporation (“Yellow”), in December 2000 as Senior Vice President and Chief Financial Officer. Prior to joining Yellow, he served as Vice President and Chief Financial Officer of Hillenbrand Industries Inc. (“Hillenbrand”), a publicly held company serving the healthcare and funeral services industries, from March 1998 until December 2000. Mr. Barger was also Vice President, Chief Financial Officer of Worthington Industries, Inc. (“Worthington”), a publicly held manufacturer of metal and plastic products and processed steel products, from September 1993 until joining Hillenbrand. Mr. Barger has a B.S. from the United States Naval Academy and an M.B.A. from the University of Pennsylvania, Wharton School of Business. Mr. Barger is a director of Quanex Building Products Corporation, a publicly held manufacturer of engineered materials and components for the U.S. building products markets; Globe Specialty Metals, Inc., a publicly held producer of silicon metal and silicon-based specialty alloys; and Precision Aerospace Components, Inc., a publicly held provider of quality aerospace components.
Mr. Barger is an experienced financial leader with the skills required to lead our Audit Committee. His service as Chief Financial Officer for YRCW, Hillenbrand, and Worthington, as well as his service on two other public companies’ audit committees, qualify him as an audit committee financial expert and his industry experience has been a valuable asset, both on our Board and as the Chairman of our Audit Committee.

Raymond R. Hipp, age 67, has been a director of Gardner Denver since November 1998. Since July 2002, Mr. Hipp has served as a strategic alternative and merger and acquisition consultant. Mr. Hipp served as Chairman, President and CEO and a Director of Alternative Resources Corporation, a provider of information technology staffing and component outsourcing, a position he held from July 1998 until his retirement in June 2002. From August 1996 until May 1998, Mr. Hipp was the Chief Executive Officer of ITI Marketing Services, a provider of telemarketing services. Mr. Hipp has a B.S. from Southeast Missouri State University.
With his years of senior managerial experience in information technology and mergers and acquisitions, Mr. Hipp has been a trusted member of our Board and Audit Committee in assessing technological risks facing the Company and evaluating potential strategic acquisitions and business combinations.

David D. Petratis, age 52, has been a director of Gardner Denver since July 2004. In July 2008, Mr. Petratis was appointed Director, President and Chief Executive Officer of Quanex Building Products Corporation (“Quanex”), a publicly held manufacturer of engineered materials and components for the U.S. building products markets. In addition to his current role at Quanex, in December 2008, he was elected to the position of Chairman. Mr. Petratis previously served as President and Chief Executive Officer of the North American Operating Division of Schneider Electric, a market-leading brand of electrical distribution and industrial control products, systems and services, from January 2004 until May 2008 and President and Chief Operating Officer from December 2002 until his promotion in January 2004. He was President of MGE Americas, a privately held manufacturer of power supplies, from 1996 through 2002. Mr. Petratis earned a B.A. in industrial management from the University of Northern Iowa and an M.B.A. from Pepperdine University. He has held positions on the Board of Directors of the University of California, Irvine Graduate School of Management, the California State (Fullerton) Quality Advisory Board and Project Independence, a community agency in Costa Mesa, California for the developmentally disabled. Mr. Petratis also served on the Board of Governors of National Electrical Manufacturers Association (NEMA) and the International Electrical Safety Foundation.
Mr. Petratis is an experienced manufacturing and operational leader. Through his leadership role as Chief Executive Officer for a similarly sized company, Mr. Petratis has critical insights into the operational and financial requirements of a publicly traded manufacturing company which have proven beneficial to the Board and our Audit Committee.

Terms Expiring at the 2012 Annual Meeting of Stockholders

Michael C. Arnold, age 53, has been a director of Gardner Denver since his appointment by the Board of Directors in June 2009. In 2007, Mr. Arnold was appointed as Executive Vice President and President of the Bearings and Power Transmission Group at The Timken Company, a publicly held manufacturer of innovative friction management and power transmission products and services (“Timken”). Prior to his promotion in 2007, Mr. Arnold served as President of Timken’s former Industrial Group, a position he held since 1999. Mr. Arnold joined Timken in 1979 and has held a series of senior management positions. Mr. Arnold earned both a B.S. in mechanical engineering and a Masters in sales and marketing from The University of Akron. He also completed the Advanced Management Program at Harvard University. Mr. Arnold served as Chairman of Endorsia.com International AB. He is a member of The University of Akron’s Engineering Advisory Council, the College of Business Advancement Council and the former Chairman of CoLinx LLC. He has also served as a director of Cincinnati Incorporated since May 2008.
With his years of managerial experience at Timken, Mr. Arnold brings to our Board demonstrated managerial expertise in international manufacturing. In his short tenure as one of our directors, Mr. Arnold’s understanding of the complexity of operating a global manufacturing organization and the impact of the economic conditions currently facing our Company has established him as a respected addition to our Board.

Barry L. Pennypacker, age 49, was appointed President and Chief Executive Officer of Gardner Denver in January 2008 and as a director in February 2008. He joined the Company from Westinghouse Air Brake Technologies Corporation, a worldwide provider of technology-based equipment and services for the rail industry, where he held a series of Vice President positions with increasing responsibility from 1999 to 2008, most recently as Vice President, Group Executive. Prior to that, he was Director, Worldwide Operations for the Stanley Fastening Systems, an operating unit of Stanley Works, from 1997 to 1999. Mr. Pennypacker also served in a number of senior management positions of increasing responsibility with Danaher Corporation from 1992 to 1997. He holds a B.S. in operations management from the Pennsylvania State University and an M.B.A. in operations research from St. Joseph’s University.
Mr. Pennypacker’s extensive managerial and operational expertise has proven invaluable to our Company and Board during the worldwide economic downturn during 2008 and 2009. His foresight to make crucial operational improvements and his continued vision in implementing the Gardner Denver Way has been a significant factor in the Company’s success. His leadership in addressing the issues facing our Company has provided our Board with the insight necessary to strategically plan for our Company’s future successes.

Richard L. Thompson, age 70, has been a director of Gardner Denver since November 1998. Mr. Thompson served as a Group President and Executive Office Member of Caterpillar Inc. (“Caterpillar”), a publicly held manufacturer of construction machinery and equipment, from 1995 until his retirement in June 2004. He earned both a B.S. in electrical engineering and an M.B.A. from Stanford University and also completed the Caterpillar Advanced Management Program. Mr. Thompson serves as Chairman of the Board of Directors of Lennox International, Inc., a publicly held manufacturer of HVAC and refrigeration equipment, and as a director of NiSource Inc., a publicly held electric and gas utility.
Mr. Thompson is a recognized operational leader within the industrial manufacturing sector. His service as Chairman of the Board of Lennox and as a director of NiSource in addition to his 21 years of service as a senior executive at Caterpillar have provided him with managerial and international operational expertise which translates into a valuable asset to our Board. Mr. Thompson’s positions have also provided him with a wealth of knowledge in dealing with executive compensation and human resources matters which have been instrumental in his success as the Chairman of our Compensation Committee.

Meetings of the Board of Directors

Our Board held five meetings, including four regularly scheduled meetings and one strategic planning meeting, during 2009. Our nonemployee directors met in executive session without any management directors or employees five times during 2009. Mr. Hansen, our independent Chairman, presided over these meetings. In addition to our full Board meetings, directors attended meetings of the committees on which they serve. Pursuant to our Corporate Governance Policy, each director is expected to attend our annual stockholder meeting. Each director, with the exception of Mr. Arnold who was not appointed to our Board until June 2009, attended our 2009 annual stockholder meeting and at least 75% of the Board meetings and meetings of committees of which he or she was a member. Mr. Arnold attended all of the Board meetings that occurred following his appointment.

Committees of the Board of Directors

Our Board has three standing committees composed exclusively of independent nonemployee directors: the Audit Committee, the Management Development and Compensation Committee (“Compensation Committee”) and the Governance Committee. Each of the standing committees operates under a written charter adopted by the Board. All of the committee charters are available on our website at www.gardnerdenver.com. Our committees have the authority to retain outside advisors to assist each committee in meeting its obligations, as necessary and appropriate, and to ensure that we provide appropriate funding to pay the fees and expenses of such advisors.

Committee Membership
During 2009

	Audit	Compensation	Governance
Directors	Committee	Committee	Committee

Michael C. Arnold		✓
Donald G. Barger, Jr.	✓*
Frank J. Hansen		✓	✓
Raymond R. Hipp	✓
Barry L. Pennypacker
David D. Petratis	✓
Diane K. Schumacher		✓	✓*
Charles L. Szews	✓
Richard L. Thompson		✓*	✓

*	Chairman of the Committee

The Audit and Finance Committee. Our Audit Committee held ten meetings during 2009, including six telephonic meetings prior to the release of earnings and regulatory filings. Our Audit Committee assists our Board (with particular emphasis on the tone at the top of our Company) in fulfilling its oversight responsibilities with respect to the integrity of our financial statements and financial information provided to stockholders and others, our compliance with legal and regulatory requirements including our compliance policies and procedures, and the effectiveness of our internal and external audit processes. The Audit Committee is directly responsible for ensuring the independence and qualifications of our independent registered public accounting firm (sometimes referred to herein as our “independent auditor”). The committee performs these functions by: (i) overseeing our financial reporting process; (ii) selecting and overseeing our independent auditor; (iii) reviewing the scope of audits performed by our independent and internal auditors, as well as the results of such audits; (iv) monitoring our disclosure and internal controls; (v) overseeing our compliance program; and (vi) overseeing our risk assessment and management practices. Our Board has determined that all of the members of our Audit Committee meet the independence and other requirements for audit committee membership of the NYSE listing standards and SEC requirements. The Board has also determined that Donald G. Barger, Jr. and Charles L. Szews are both audit committee financial experts, as that term is defined in the SEC rules. The Audit Committee’s report is on page 16.

The Management Development and Compensation Committee. Our Compensation Committee held six meetings during 2009, including two special meetings. Our Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to executive selection, retention and compensation and succession planning. The committee performs this function by: (i) evaluating our executive officers’ performance, including our Chief Executive Officer, and establishing and reviewing their compensation, including incentive equity and cash compensation, other benefits, and corporate goals relevant to executive compensation; (ii) administering our compensation plans for all eligible employees; (iii) reviewing and consulting with our Chief Executive Officer concerning the selection and performance of executive officers, management succession planning, executive performance, organizational structure and matters related thereto; and (iv) the recruiting of candidates for the Chief Executive Officer in the event the position becomes vacant. Our Board has determined that all of the members of our Compensation Committee meet the independence requirements of the NYSE listing standards. The Compensation Committee’s report is on page 18.

The Nominating and Corporate Governance Committee. The Governance Committee held three meetings during 2009. The Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the selection of director nominees for the Board, overall effectiveness of the Board and its practices and corporate governance practices and principles. The committee performs this function by: (i) reviewing and evaluating the overall effectiveness of the organization of our Board, including our Chairman of the Board, our incumbent directors, size and composition, committee membership, and the conduct of its business, and making appropriate recommendations to our Board with regard thereto; (ii) establishing and reviewing director compensation; (iii) reviewing criteria and process for the identification and recruitment of Board nominees; (iv) identifying, recruiting, and recommending qualified Board nominees; (v) developing, recommending and reviewing corporate governance principles applicable to our Company; and (vi) reviewing and assessing related person transactions and the independence of our directors. Our Governance Committee reviews with our Board, on at least an annual basis, the requisite qualifications, independence, skills and characteristics of Board candidates, Board members and our Board as a whole. Our Board has determined that all of the members of our Governance Committee meet the independence requirements of the NYSE listing standards.

At the Governance Committee’s direction, we retained Crist/Kolder Associates (“Crist”), an independent third-party search firm, to assist us in the search process for a new Board member with international business expertise. Crist specializes in the placement of board members and executive-level employees for financial and operational positions. From the search conducted by Crist, the Governance Committee and our Chief Executive Officer interviewed several candidates, including Mr. Arnold. Based upon Mr. Arnold’s qualifications and his independence, the Governance Committee recommended that Mr. Arnold be appointed to the Board. The Board subsequently appointed Mr. Arnold to the Board and the Compensation Committee on June 1, 2009.

Board’s Role in Risk Oversight

Our Board is responsible for the Company’s risk-oversight function. The Board, with the assistance of its standing committees, Chief Executive Officer, Chief Financial Officer, General Counsel, and Director of Internal Audit, identifies, evaluates and discusses the material enterprise risks that could impact the Company’s operations and tactical and strategic decisions. These enterprise risks include operational, financial, legal, regulatory, market and reputational risks. In 2009, our Board implemented an enhanced enterprise risk management process (the “ERM Process”) to assist the Board in identifying and evaluating its material enterprise risks. As part of the ERM Process, the Board will periodically survey Board members and senior management requesting independent evaluations and opinions of the Company’s material enterprise risks, together with a description of any mitigation strategies associated with such risks. The evaluations are then reported to the Board where they are considered, weighted and prioritized by the Board and senior management. Certain more highly weighted or prioritized risks may be specifically assigned to a risk manager within the Company who is responsible for management and reporting of that risk, including development of mitigation strategies. The ERM Process is designed, in part, to (i) inform the Board of the Company’s material enterprise risks, (ii) inform the Board how Company management addresses such risks, and (iii) permit the Board to discuss and evaluate how these risks interrelate and affect the Company’s ongoing operations and tactical and strategic decisions, so that the Board is able to fulfill its oversight obligations. We believe our Board leadership structure further promotes the ERM Process as further described below.

In addition to the ERM Process, the Board’s standing committees routinely monitor the various risks that fall under their respective purview as set forth in each Board committee’s charter. Each Board committee routinely reports its actions to the full Board, enabling the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Independent Chairman of the Board

Our Board separated the roles of Chairman of the Board and Chief Executive Officer with the retirement of the Company’s long-tenured Chief Executive Officer in May 2008. At that time, Frank J. Hansen, a non-executive, independent director, was appointed Chairman of the Board. Mr. Hansen has been an independent director of Gardner Denver since June 1997 and served as Lead Nonemployee Director from November 2002 until his appointment as Chairman of the Board.

The separation of roles was implemented to allow our newly appointed Chief Executive Officer, Mr. Pennypacker, to focus on the management of the Company and our independent Chairman to focus on the continued development of a high-performing Board, including (i) developing Board agendas, (ii) working with Company management to ensure the

Board has timely and adequate information, (iii) coordinating Board committee activities, (iv) supporting and mentoring the Chief Executive Officer and (v) ensuring effective stakeholder communications.

Among the duties and responsibilities of our independent Chairman are the following:

•	presides at all meetings of the Board, including executive sessions of the independent directors and non-management directors;

•	assists in the preparation of all Board and committee agendas and meeting schedules, including agenda items and time allocations;

•	promotes an environment of open, transparent, two-way communications between the Board and senior management;

•	communicates with senior management to align Board and management priorities;

•	promotes an active, on-going succession process for Board and senior management positions;

•	promotes, with senior management, the enterprise risk management process;

•	supports senior management in promoting high ethical standards in all Company and Board dealings; and

•	oversees the implementation of the strategic planning processes.

Director Independence

In accordance with the NYSE listing standards and applicable SEC rules and guidelines, our Board assesses the independence of its members from time to time. As part of this assessment, the following steps are taken:

•	Our Board reviews the standards of independence in relation to each director’s response to a detailed questionnaire that addresses the director’s background, activities and relationships;

•	Our Board reviews the commercial and other relationships, if any, between our Company and each director; and

•	Our Board determines whether or not any director has a material relationship with our Company, either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with our Company. In making this determination, our Board broadly considers all relevant facts and circumstances, including without limitation:

¡	the nature of the relationship;

¡	the significance of the relationship to our Company, the other organization and the individual director;

¡	whether or not the relationship is solely a business relationship in the ordinary course of our Company’s and the other organization’s businesses and does not afford the director any special benefits;

¡	any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships; and

¡	whether the director’s affiliated company has made payments to, or received payments from, our Company for property or services in an amount that exceeds the greater of $1 million or 2% of the annual consolidated gross revenues of the affiliated company.

Applying the NYSE listing standards for independence, our Board determined that Michael C. Arnold, Donald G. Barger, Jr., Frank J. Hansen, Raymond R. Hipp, David D. Petratis, Diane K. Schumacher, Charles L. Szews and Richard L. Thompson are independent. Mr. Pennypacker is not independent due to his employment relationship with our Company.

Relationships and Transactions

Our Board adopted a written policy governing the approval of related party transactions for directors and executive officers. Pursuant to this policy, our Governance Committee reviews and approves relationships and transactions between our Company and our directors and executive officers, or their immediate family members, to determine whether such persons have a direct or indirect material interest. A related party includes directors and executive officers, a person owning more than 5% of our Common Stock, their immediate family members or an entity in which any of the foregoing persons is employed, is a partner or principal, or in a similar position or which such person has a beneficial ownership interest.

Prior to entering into a potential related party transaction, the related party must notify our General Counsel of the relevant facts and circumstances, including the related party’s interest in the transaction and the value of the proposed transaction. The General Counsel will confer with the relevant business unit leader to confirm and supplement the information in the notice, and determine whether the transaction is subject to this policy. If the transaction is subject to our policy and involves an aggregate amount in excess of $120,000 (over the entire term of the transaction), the transaction will be submitted to the Governance Committee for consideration at its committee meeting.

The Governance Committee reviews all relevant facts and circumstances available and approves only those transactions with related persons that it determines in good faith to be in, or to not be inconsistent with, the best interests of our Company and our stockholders. The Governance Committee considers, among other things, the following in evaluating such proposed transactions:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related party and our Company, respectively;

•	whether the transaction would impair the judgment of the director or executive officer to act in the best interest of our Company;

•	whether the transaction is in the ordinary course of business and comparable to those available to third parties;

•	the overall fairness of the transaction to our Company; and

•	any other facts the Governance Committee deems appropriate.

Transactions are approved or denied in our Governance Committee’s sole discretion. The Governance Committee retains the flexibility to condition any approval upon requiring additional actions or non-actions by our Company or the related person. Conditions will be considered on a case by case basis with a focus on the aspects of the transaction that gives rise to a conflict of interest or otherwise causes the transaction not to be in the best interest of our Company. Conditions may include limiting the duration of the transaction, limiting the monetary amount of the transaction, modifying other material terms of the transaction, requiring periodic reporting, and appointing an independent Company representative to monitor various aspects of the transaction.

We are not aware of any relationships or related party transactions that require disclosure under the proxy rules and regulations promulgated by the SEC.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct Policy (“Code of Ethics”) that applies to all members of our Board and all executive officers and employees of our Company. In addition, under the charter of our Audit Committee, the Chief Executive Officer and Chief Financial Officer, among others, are required to certify annually their adherence to our Code of Ethics. We intend to satisfy the SEC’s disclosure requirement regarding amendments to or waivers of our Code of Ethics by posting such information on our website at www.gardnerdenver.com.

Stockholder Communication with Directors

Our Board has adopted the following procedures for our stockholders and all other interested parties to send communications to our entire Board, non-management or independent directors, Board committees, or individual directors.

Stockholders and other interested persons seeking to communicate with our directors should submit their written comments to our Corporate Secretary at 1800 Gardner Expressway, Quincy, Illinois 62305. Such persons who prefer to communicate by e-mail should send their comments to corporatesecretary@gardnerdenver.com. Our

Corporate Secretary will then forward all such communications (excluding routine advertisements and business solicitations) to each member of our Board, or the applicable individual director(s) and/or committee chairperson(s). Our Chairman of the Board will receive copies of all stockholder communications, including those addressed to individual directors and/or committee chairpersons, unless such communications address allegations of misconduct or mismanagement on the part of the Chairman of the Board. In such event, our Corporate Secretary will first consult with and receive the approval of our Audit Committee Chairperson before disclosing or otherwise discussing the communication with our Chairman of the Board.

If a stakeholder communication is addressed exclusively to our nonemployee directors, our Corporate Secretary will first consult with and receive the approval of the Chairperson of our Governance Committee before disclosing or otherwise discussing the communication with directors who are members of management.

We reserve the right to screen materials sent to our directors for potential security risks and/or harassment purposes.

Stockholders also have an opportunity to communicate with our Board at our annual meeting of stockholders. Pursuant to our Corporate Governance Policy, each director is expected to attend the annual meeting in person and be available to address questions or concerns raised by stockholders, subject to occasional excused absences due to illness or unavoidable conflicts.

Process for Nominating Directors

The Governance Committee periodically assesses the appropriate size and composition of the Board, and whether any vacancies on the Board are expected. In the event that vacancies are anticipated or otherwise arise, the Governance Committee will review and assess potential director candidates. The Governance Committee utilizes various methods for identifying and evaluating candidates for director. Candidates may come to the attention of the Governance Committee through recommendations of Board members, management, stockholders or professional search firms. When identifying and evaluating candidates for Board membership, our Governance Committee considers individuals from various and diverse backgrounds. Although we do not have a formal diversity policy in place for the Board nomination process, an important factor in our Governance Committee’s consideration and assessment of a candidate is the diversity of the candidate’s background, viewpoints, training, professional experience, education and skill set. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, our Governance Committee believes that candidates generally should, at a minimum, possess the following criteria:

•	broad training, experience and a successful record at senior policy-making levels in business, government, education, technology, accounting, law or administration;

•	the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of all stockholders;

•	inquisitive and objective perspective, strength of character and the mature judgment essential to effective decision making;

•	expertise that is useful to our Company and complementary to the background and experience of other Board members; and

•	willingness and freedom to commit the necessary time to serve effectively as a Board member, including attendance at Board and committee meetings, as applicable.

In evaluating candidates, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

As discussed above, our Governance Committee will consider stockholder recommendations for candidates for our Board, provided such candidates meet the minimum criteria stated above. Any stockholder wishing to submit a candidate for our Governance Committee’s consideration should send the following information to the Corporate Secretary at 1800 Gardner Expressway, Quincy, Illinois 62305:

•	the stockholder’s name, number of shares of our Common Stock owned, length of period held and proof of ownership;

•	name, age and address of the candidate;

•	a detailed resume describing, among other things, the candidate’s educational background, occupation, employment history and material outside commitments (i.e., memberships on other boards and committees, charitable foundations, etc.);

•	a supporting statement which describes the candidate’s reasons for seeking election to the Board and documents the candidate’s ability to satisfy the minimum director qualifications described above;

•	any information relating to the candidate that is required by the rules and regulations of the NYSE and the SEC to be disclosed in the solicitation of proxies for election of directors;

•	a description of any arrangements or understandings between the stockholder and the candidate; and

•	a signed statement from the candidate, confirming the candidate’s willingness to serve on our Board, if appointed or elected.

Our Corporate Secretary will promptly forward director nominations by stockholders to the Chairperson of our Governance Committee and to our Chairman of the Board. The same criteria apply with respect to our Governance Committee’s evaluation of all candidates for membership to our Board, including candidates recommended by stockholders. However, separate procedures will apply, as provided in our Bylaws, if a stockholder wishes to submit at an annual meeting a director candidate who is not approved by our Governance Committee or our Board.

Stockholder Proposals for 2011 Annual Meeting

Stockholder proposals intended to be included in our proxy materials for the 2011 Annual Meeting of Stockholders must be received by us at our principal executive offices (Attention: Corporate Secretary) on or before November 17, 2010. Such proposals must comply with SEC regulations under Rule 14A-8 regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in our proxy statement in accordance with the regulations governing the solicitation of proxies.

Any stockholder desiring to nominate a director or propose other business at our 2011 Annual Meeting of Stockholders without including the stockholder’s nomination or other business in our proxy materials for that meeting must provide timely notice to the Company of the nomination or other business in the form provided by our Bylaws. Please refer to our Bylaws for a description of the required form and content of this notice. To be timely, the notice must ordinarily be delivered to our principal executive offices (Attention: Corporate Secretary) no later than the close of business on the 90th day, nor earlier than the 120th day, prior to the first anniversary date of the preceding year’s annual stockholder meeting (i.e., stockholder proposals or nominations for director for inclusion in the 2011 Annual Meeting must be delivered to our principal executive offices no earlier than January 4, 2011 and no later than February 3, 2011), or such proposal will be considered untimely. However, in the event that the date of the annual meeting of stockholders is more than 30 days before or more than 60 days after the first anniversary of the previous year’s annual meeting of stockholders, then the notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company.

AUDIT COMMITTEE MATTERS

Report of our Audit Committee

Management of our Company is responsible for our internal controls and the financial reporting process. KPMG LLP (“KPMG”), our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and issuing a report thereon. Our Audit Committee’s responsibility is to monitor and oversee these processes with a particular emphasis on the tone at the top of our Company and report its findings to the Board. Our Audit Committee’s function is more fully described in its charter, which has been approved by our Board and is available at our website at www.gardnerdenver.com. Our Audit Committee reviews its charter on an annual basis.

In this context, our Audit Committee has met and held discussions with management and KPMG. Management represented to our Audit Committee that our consolidated financial statements for the fiscal year ended December 31, 2009 were prepared in accordance with U.S. generally accepted accounting principles. Our Audit Committee has reviewed and discussed the audited consolidated financial statements with management and with KPMG. Our Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the PCAOB in Rule 3200T.

The Audit Committee has received the written disclosures and letter required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

While members of our Audit Committee perform their own diligence, they are not professionally engaged in the practice of auditing or accounting and are not experts with respect to auditor independence. Therefore, they must rely substantially on the information provided to them and on the representations made by management and KPMG. Accordingly, our Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with U.S. generally accepted auditing standards, that the financial statements are presented in accordance with U.S. generally accepted accounting principles or that our auditors are in fact “independent.”

Based on its review and discussions with our Company’s management and KPMG, our Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the period ended December 31, 2009 for filing with the SEC.

Audit and Finance Committee
Donald G. Barger, Jr., Chairperson
Raymond R. Hipp
David D. Petratis
Charles L. Szews

The information above in the Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, except to the extent that our Company specifically requests that the information be treated as soliciting material or specifically incorporates the information by reference.

Accounting Fees

Pursuant to our Audit and Finance Committee Services Approval Policy, our Audit Committee approved all the audit and non-audit services performed by KPMG in 2009 and 2008. The following summarizes the aggregate fees KPMG billed to our Company for services relating to the years ended December 31, 2009 and December 31, 2008.

Audit Fees. $3,560,000 (for the fiscal year ended December 31, 2009) and $3,946,000 (for the fiscal year ended December 31, 2008) for professional services rendered for the audit of our annual financial statements included in our Form 10-K and review of quarterly financial statements included in our Forms 10-Q or services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees. $0 (for the fiscal year ended December 31, 2009) and $0 (for the fiscal year ended December 31, 2008) for acquisition due diligence, employee benefit plan audits, and other audit services that are reasonably related to the performance of the audit or review of our financial statements, but which are not included under “Audit Fees” above.

Tax Fees. $585,000 (for the fiscal year ended December 31, 2009) and $510,000 (for the fiscal year ended December 31, 2008) for tax compliance, tax advice and tax planning services.

All Other Fees. $0 (for the fiscal year ended December 31, 2009) and $0 (for the fiscal year ended December 31, 2008) for all products and services provided by KPMG other than those described above.

Policies and Procedures for Pre-Approval of Audit and Non-Audit Services

Pursuant to the Audit Committee’s Services Approval Policy, the Audit Committee is required to approve all audit and non-audit services performed by the Company’s independent registered public accounting firm in order to assure that the provision of any services does not impair the registered accounting firm’s independence. With limited exception for non-audit services under certain conditions, services require either general or specific pre-approval.

The Audit Committee has generally pre-approved audit, audit-related, tax and other services that are specifically identified in the Services Approval Policy. The Audit Committee periodically revises the list of pre-approved services specified in this policy, based on subsequent determinations. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Audit Committee. Services that require specific pre-approval include, but are not limited to, the annual audit services engagement terms and fees, certain tax services and non-routine or non-recurring services.

The fee levels for all pre-approved services are established periodically by the Audit Committee. Any proposed service that may exceed the pre-approved fee levels requires specific approval by the Audit Committee.

The Audit Committee does not delegate to management its responsibilities to approve services performed by the independent registered public accounting firm. However, it may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

During fiscal 2009, all services by KPMG were approved by the Audit Committee in accordance with this policy.

Relationship with Independent Registered Public Accounting Firm

In accordance with its charter, our Audit Committee appointed KPMG to serve as our independent registered public accounting firm and audit our consolidated financial statements for fiscal 2009. Our Audit Committee annually selects its independent registered public accounting firm for the current year in February. A representative of KPMG is expected to be present at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if the representative desires to do so.

COMPENSATION COMMITTEE MATTERS

Report of our Compensation Committee

The purpose of our Compensation Committee is to assist our Board in discharging its responsibilities relating to executive selection, retention and compensation and succession planning. Our Compensation Committee’s function is more fully described in its charter, which has been approved by our Board and is available at our website at www.gardnerdenver.com. Our Compensation Committee reviews its charter on an annual basis.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on its review and discussion with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended.

Management Development and Compensation Committee
Richard L. Thompson, Chairperson
Michael C. Arnold
Frank J. Hansen
Diane K. Schumacher

The information above in the Report of our Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that our Company specifically requests that the information be treated as soliciting material or specifically incorporates the information by reference.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee or Governance Committee is or has been an officer or employee of our Company or any of our subsidiaries. In addition, none of the members of our Compensation Committee or Governance Committee has or had any relationships with our Company or any other entity that would require disclosure under Item 404 of Regulation S-K. During fiscal 2009, none of our executive officers served on the compensation committee (or equivalent) or board of another entity whose executive officers served on our Compensation Committee, Governance Committee, or Board.

Risk — Related Compensation Policies and Practices

In February 2010, the Compensation Committee undertook an assessment of the risk profile of its executive and non-executive compensation programs. With the assistance of the Chief Executive Officer, Chief Financial Officer, General Counsel, Director of Internal Audit and Vice President, Human Resources, the Compensation Committee developed a framework to assist the Compensation Committee in ascertaining any potential material risks associated with its executive compensation program, including: external market reference; pay mix; range and sensitivity of performance-based variable plans; selection of performance metrics; goal-setting process; and the Company’s checks and balances on the payment of compensation. This process enabled the Compensation Committee to consider if any of the Company’s current compensation programs, practices or procedures should be altered in order to ensure that an appropriate balance between competitive pay and prudent risk is maintained. As a result of this analysis, the Compensation Committee identified the following risk mitigating factors:

•	use of short-term and long-term incentive compensation;

•	use of different types of equity awards;

•	limits on annual cash bonus awards;

•	varied performance goals;

•	adoption of clawback provisions;

•	stock ownership guidelines;

•	the oversight of incentive compensation plans by our Compensation Committee;

•	the Board’s involvement in approving the annual financial budget and material investments and capital expenditures;

•	the Board’s receipt and review of quarterly reports comparing actual results to the approved budget; and

•	compliance with our Related Party Transactions Policy, Code of Ethics and Business Conduct, Environmental and Safety Policy and other Company policies to ensure that our Company is managed for the long-term benefit of our stockholders.

As a result of the above assessment, the Compensation Committee determined that the Company’s policies and procedures largely achieved a proper balance between prudent business risk and competitive compensation. Based on this analysis, the Company believes that its compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information, as of March 5, 2010, with respect to the beneficial ownership of our Common Stock by: (a) each of our directors and director nominees; (b) each of our other “named executive officers” set forth in the Summary Compensation Table below; and (c) all of our current directors and executive officers as a group.

	Direct	Indirect	Percent of
Name of Beneficial Owners	Ownership(2),(3),(4),(5)	Ownership(6)	Class

Directors
Michael C. Arnold	0	0	*
Donald G. Barger, Jr.	25,800	0	*
Frank J. Hansen (Chairman of the Board)	16,800	27,615	*
Raymond R. Hipp	45,164	0	*
Barry L. Pennypacker (President and Chief Executive Officer)	36,667	595	*
David D. Petratis	25,800	0	*
Diane K. Schumacher	54,676	0	*
Charles L. Szews	7,800	0	*
Richard L. Thompson	25,800	57,400	*
Other Named Executive Officers
Helen W. Cornell	21,742	150,111	*
Armando L. Castorena	3,534	220	*
T. Duane Morgan	23,234	907	*
J. Dennis Shull	28,875	10,373	*
All directors and executive officers as a group(1)	343,633	249,449	1.1%

*	Less than 1%

(1)	All directors and executive officers as a group includes only those directors and executive officers serving as of the date of this proxy statement, including executive officers not listed herein.

(2)	Each beneficial owner has sole voting and investment power with respect to all shares, except as indicated below.

(3)	Includes shares that could be acquired by the exercise of stock options granted under the Amended and Restated Gardner Denver, Inc. Long-Term Incentive Plan (the “Incentive Plan”) that are currently exercisable or exercisable within 60 days after March 5, 2010, as follows: 24,400 shares for Mr. Barger; 15,400 shares for Mr. Hansen; 15,400 shares for Mr. Hipp; 36,667 shares for Mr. Pennypacker; 24,400 shares for Mr. Petratis; 15,400 shares for Mrs. Schumacher; 6,400 shares for Mr. Szews; 24,400 shares for Mr. Thompson; 19,651 shares for Mrs. Cornell; 3,534 shares for Mr. Castorena; 18,234 shares for Mr. Morgan; 22,217 shares for Mr. Shull; 22,234 shares for all other executive officers not named herein; and 248,337 shares for the group.

(4)	In addition to the shares reported in this table, all nonemployee directors own phantom stock units as disclosed on page 29 which are settled solely in cash. Phantom stock units are included in determining whether individuals meet our stock-ownership requirements.

(5)	Includes unvested shares of restricted stock granted pursuant to our Incentive Plan as to which the beneficial owner has the right to vote and receive dividends, as follows: 1,400 shares for each of our nonemployee directors, Messrs. Barger, Hansen, Hipp, Petratis, Szews and Thompson and Mrs. Schumacher.

(6)	Indirect ownership includes shares: (a) owned by the director, executive officer or spouse as a trustee of a trust; and (b) owned by the executive officer in our Retirement Savings Plan or Excess Contribution Plan.

Beneficial Ownership

The following table lists all persons known to be the beneficial owner of more than 5% of our outstanding Common Stock as of December 31, 2009.

	Number of	Percent of
Name and Address	Shares	Class

Royce & Associates, Inc.(1)	4,919,404	9.45%
745 Fifth Avenue
New York, NY 10151
T. Rowe Price Associates, Inc.(2)	3,802,271	7.30%
100 E. Pratt Street
Baltimore, MD 21202
BlackRock, Inc.(3)	3,023,186	5.81%
40 East 52nd Street
New York, NY 10022

(1)	These shares are owned by Royce & Associates, LLC. The reporting stockholder has sole voting and dispositive power with respect to the reported shares. Information relating to this reporting stockholder is based on the stockholder’s Schedule 13G/A3 filed with the SEC on January 25, 2010.

(2)	These shares are owned by T. Rowe Price Associates, Inc. The reporting stockholder has (i) sole voting with respect to 771,406 of the reported shares, (ii) sole dispositive power with respect to all of the reported shares, and (iii) no shared voting and no shared dispositive power with respect to the reported shares. Information relating to this reporting stockholder is based on the stockholder’s Schedule 13G filed with the SEC on February 11, 2010.

(3)	These shares are owned by BlackRock, Inc., which acquired Barclays Global Investors, N.A. on December 1, 2009. The reporting stockholder has sole voting and dispositive power with respect to the reported shares. Information relating to this reporting stockholder is based on the stockholder’s Schedule 13G filed with the SEC on January 29, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities of our Company. Our insiders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. As a practical matter, we assist our directors and executive officers by monitoring transactions and completing and filing Section 16(a) forms on their behalf. We believe that all reports required to be filed by insiders during the fiscal year ended December 31, 2009, were filed in a timely manner.

PART TWO: PROPOSALS TO BE VOTED ON AT THE 2010 ANNUAL MEETING

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board has nominated Frank J. Hansen, Diane K. Schumacher and Charles L. Szews as directors to serve for a three-year term expiring in 2013. Our Board believes Messrs. Hansen and Szews and Ms. Schumacher are experienced, well-qualified incumbent directors who have the expertise to direct and oversee our business and will continue to represent the long-term interests of our stockholders. Biographical information on each of these nominees is set forth above on page 6.

Each of the nominees has agreed to be named in this proxy statement and serve as a director of the Company, if elected. If any one of the nominees becomes unavailable or unwilling to stand for election or serve as a director before the annual meeting, the accompanying proxy will be voted for the election of such other person, if any, as shall be nominated by the Board, unless the Board resolves to reduce the number of directors to serve on the Board and thereby reduce the number of directors to be elected at the annual meeting. The Company has no reason to believe that any nominee will be unavailable or unwilling to stand for election or serve as a director.

The Board believes that the election of these director nominees is in the best interests of our stockholders and, accordingly, recommends a vote FOR the election of these nominees.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the 2010 fiscal year. Although the Company is not required to seek ratification of the Audit Committee’s appointment of KPMG as our independent registered public accounting firm for the 2010 fiscal year, the Board seeks ratification from our stockholders for the appointment of KPMG as a matter of good corporate governance.

KPMG has been our independent auditor since 2002 and no relationship exists other than the usual relationship between independent auditor and client. A representative of KPMG is expected to be present at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if the representative desires to do so. If KPMG’s appointment is not ratified by our stockholders, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm for the 2011 fiscal year. Additionally, even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the 2010 fiscal year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board believes that the ratification of KPMG LLP as our independent registered public accounting firm is in the best interests of our stockholders and, accordingly, recommends a vote FOR this proposal.

PROPOSAL 3 — APPROVAL OF THE COMPANY’S EXECUTIVE ANNUAL BONUS PLAN

The Company’s current Executive Annual Bonus Plan (the “Annual Bonus Plan”) approved by our stockholders on May 3, 2005 will expire on December 31, 2010. Subject to the approval of our stockholders, the Board, upon recommendation from our Compensation Committee, approved a new Annual Bonus Plan (the “New Annual Bonus Plan”). If approved by our stockholders, the New Annual Bonus Plan will be effective January 1, 2011. The Board has directed that the New Annual Bonus Plan be submitted to our stockholders for approval so that payments under the New Annual Bonus Plan may qualify for the performance-based compensation exemption from the $1 million executive compensation deduction limitations imposed by Section 162(m) of the Internal Revenue Code, as amended (“Section 162(m)”).

All awards under the New Annual Bonus Plan will be paid in cash.

The New Annual Bonus Plan is intended to provide the Company a means by which it can engender and sustain a sense of personal commitment on the part of our senior executive officers in the continued growth, development and financial success of the Company and encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and our stockholders.

The Board believes that it is in the best interests of the Company and our stockholders to ensure that annual bonus awards paid to our senior executive officers under the New Annual Bonus Plan can qualify for exemption from the executive compensation deduction limitations of Section 162(m). Generally, Section 162(m) prevents a company from receiving a federal income tax deduction for compensation paid to its Chief Executive Officer and certain other highly-compensated officers in excess of $1 million in any year, unless that compensation is “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by the company’s stockholders.

If the New Annual Bonus Plan is not approved by our stockholders, the Company will not grant any cash bonus awards under the plan. However, the Company may grant annual cash bonus awards to our senior executive officers outside of the New Annual Bonus Plan that may or may not be deductible by the Company for federal income tax purposes.

Summary of the New Annual Bonus Plan

A summary of the material provisions of the New Annual Bonus Plan is provided below. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the New Annual Bonus Plan attached as Appendix A to this proxy statement.

Administration

The New Annual Bonus Plan will be administered by the Compensation Committee, including the final determination of awards to each participant. Determinations of the Compensation Committee in administrating the New Annual Bonus Plan will be final and binding upon all participants.

Participation

Participation in the New Annual Bonus Plan is limited to our senior executive officers, which includes our Chairman, Chief Executive Officer, President, any Executive Vice President, any Senior Vice President, any senior officer reporting directly to the Chief Executive Officer and any other Vice President or senior executive or officer designated by the Chief Executive Officer. Participants will be selected for participation annually by the Compensation Committee no later than ninety (90) days after the commencement of the applicable performance period (or at such other time or times as the Compensation Committee may determine). Currently, there are seven (7) persons who would be eligible to participate in the New Annual Bonus Plan, which includes our named executive officers, our Vice President, General Counsel, Chief Compliance Officer and Secretary, and our Vice President, Chief Information Officer.

Awards, Performance Goals and Measures

Awards under the New Annual Bonus Plan will be paid in cash.

In general, the Compensation Committee will establish in writing, no later than ninety (90) days after the commencement of the applicable performance period, performance goals for each performance period. The performance goals may be identical for all participants or, as may be determined by the Compensation Committee, different for individual participants to reflect more appropriate measures of individual performance. The criteria used in establishing performance goals may, as determined by the Compensation Committee, include one or any combination of the following (which may be applied to an individual, a subsidiary, a business unit, division or group, or the Company and any one or more of its groups, divisions, business units or subsidiaries taken as a whole):

•	return on equity, assets, capital or investment;

•	pre-tax or after-tax profit levels expressed in absolute dollars or earnings per share;

•	operating cash flow or cash flow from operating activities;

•	operating income before or after interest, taxes, depreciation and/or amortization;

•	net income before or after interest, taxes, depreciation and/or amortization;

•	revenues;

•	earnings before or after interest, taxes, depreciation and/or amortization;

•	share price or total return to stockholders;

•	operating margins or operating expenses;

•	inventory levels or inventory turnover;

•	debt levels;

•	working capital levels; and/or

•	levels of receivables or payables.

Performance goals shall include a threshold level of performance below which no award will be payable and a maximum award opportunity for each participant. The targeted performance goals with respect to such performance criteria may be established at such levels and in such terms as the Compensation Committee may determine, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The Compensation Committee is authorized to make adjustments in the method of calculating attainment of performance goals in recognition of (i) extraordinary or nonrecurring items, (ii) changes in tax laws, (iii) changes in generally accepted accounting principles or changes in accounting policies, (iv) charges related to restructured or discontinued operations, (v) restatement of prior period financial results, (vi) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company’s financial statements, and (vii) changes relating to acquisitions and dispositions or other extraordinary business transactions. Notwithstanding the preceding sentence, unless the Compensation Committee determines otherwise, any adjustments that may be taken into account with respect to an award that is intended to qualify as “performance-based compensation” under Section 162(m) will be permitted only to the extent that such adjustment would not cause the award to fail to so qualify as “performance-based compensation.”

Payment of awards to participants under the New Annual Bonus Plan will occur only after the Compensation Committee has certified in writing that the applicable performance goals have been achieved for the applicable performance period and the amounts payable pursuant to the resulting awards. Notwithstanding the attainment of the performance goals, the Compensation Committee may, in its sole discretion, make downward adjustments to annual bonus awards for any participant based on its assessment of the participant’s performance. The maximum annual bonus award that may be granted to a participant under the New Annual Bonus Plan for any performance period may not exceed $3,000,000 or, if less, three (3) times the participant’s base salary as of the last day of the performance period.

If the Company is required to restate all or a portion of its financial statements for any period, and if the Board or the Compensation Committee determines that such restatement is attributable in whole or in significant part to fraud on the part of a participant or known to the participant then, subject to applicable law, the Board or the Compensation Committee has the right to require the participant to reimburse the Company for the amount of any incentive compensation paid to him or her, if and to the extent that (i) the amount of such incentive compensation was based upon the achievement of certain financial results that are subsequently revised due to such restatement, and (ii) the amount of the incentive compensation that would have been paid or provided to the participant if the financial results had been properly reported would have been lower than the amount that is actually paid or provided.

The Company and its subsidiaries have expressly reserved the right under the New Annual Bonus Plan, at any time, to terminate the employment of any participant free from any liability under the New Annual Bonus Plan; except that a participant who was actively employed as of the last day of the applicable performance period will be eligible to receive payment of his or her award, even though the participant is no longer an active employee of the

Company at the time the Compensation Committee actually pays the award under the New Annual Bonus Plan for the applicable performance period. Subject to certain tax law limitations, the Compensation Committee also has the ability to grant eligibility to a participant to receive an award notwithstanding the fact that such participant is no longer employed by the Company at the end of the applicable performance period.

Change in Control

Pursuant to the terms of the New Annual Bonus Plan, immediately upon a “change in control,” participants will receive a prorated payment of their respective award payable under the New Annual Bonus Plan at the target performance goal level and we will generally make such payments in cash within ten (10) days after the effective date of the change in control.

Deferrals

The Compensation Committee has the right to permit participants to defer receipt of all or a portion of an award under administrative policies established by the Company from time to time, which will be in compliance with Sections 162(m) and 409A of the Code.

Amendment, Modification, Suspension and Termination

The Board may amend, modify, suspend or terminate the New Annual Bonus Plan at any time except that no amendment will be effective prior to approval by the Company’s stockholders to the extent such approval is then required by law or pursuant to Section 162(m). Further, no amendment to the New Annual Bonus Plan will be effective without stockholder approval that would (i) increase the maximum amount that can be paid to a participant under the New Annual Bonus Plan, (ii) change the performance criteria set forth in the New Annual Bonus Plan, or (iii) modify the eligibility requirements of participants.

Material Federal Income Tax Consequences

The following is a brief description of the U.S. federal income tax consequences generally arising with respect to cash bonus payments under the New Annual Bonus Plan. This discussion is intended for the information of our stockholders in considering how to vote on the New Annual Bonus Plan at the annual meeting and not as tax guidance to our senior executive officers who may participate in the New Annual Bonus Plan. This summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws.

Generally, Section 162(m) prevents a company from receiving a federal income tax deduction for compensation paid to its Chief Executive Officer and certain other highly-compensated officers in excess of $1 million in any year, unless that compensation is performance-based. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by the company’s stockholders. If approved by our stockholders, the New Annual Bonus Plan provides a means for the Company to pay performance-based bonuses to certain of our senior executive officers without being subject to the deduction limitation provisions of Section 162(m).

Under current U.S. federal income tax law, participants will generally realize ordinary income equal to the amount of the payment received under the New Annual Bonus Plan in the year of such receipt. In general, the Company will be entitled to a tax deduction for the amount constituting ordinary income to the participant, as long as the participant’s total compensation is below the limit established by Section 162(m) or the plan payment satisfies the requirements of the performance-based exception of Section 162(m). The Company intends that, upon approval by the Company’s stockholders, bonuses paid pursuant to the New Annual Bonus Plan may qualify for the performance-based compensation exemption from the $1 million executive compensation deduction limitations of Section 162(m).

New Plan Benefits

The annual bonus awards that will be granted in the future under the New Annual Bonus Plan are subject to the discretion of the Compensation Committee and, therefore, are not determinable at this time. The following table sets forth information regarding the annual bonus awards that would have been paid under the New Annual Bonus Plan had the plan been in effect for 2009.

2009
Annual Bonus
Name and Position of Individual or Identity of Group	Awards

Barry L. Pennypacker	$321,686
President and CEO
Helen W. Cornell	$127,781
Executive Vice President, Finance and CFO
Armando L. Castorena	$61,235
Vice President, Human Resources
T. Duane Morgan	$230,315
Vice President & President — Engineered Products Group
J. Dennis Shull	$142,178
Executive Vice President & President — Industrial Products Group
Executive Group(1)	$958,623
Non-Executive Director Group	$0
Non-Executive Officer Group	$0

(1)	Includes our named executive officers listed in the 2009 Summary Compensation Table on page 48, our Vice President, General Counsel, Chief Compliance Officer and Secretary, and our Vice President, Chief Information Officer.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2009 with respect to shares of our Common Stock that may be issued under the Amended and Restated Gardner Denver, Inc. Long-Term Incentive Plan.

Number of
	Securities to be		Number of
	Issued Upon	Weighted-Average	Securities
	Exercise of	Exercise Price of	Remaining Available
	Outstanding	Outstanding	for Further Issuance
	Options, Warrants	Options, Warrants	Under Equity
Plan Category	and Rights(1)	and Rights(2)	Compensation Plans(3)

Equity compensation plans approved by security holders	1,508,208	$27.10	1,748,094
Equity compensation plans not approved by security holders	—	—	—
Total	1,508,208	$27.10	1,748,094

(1)	Includes 1,381,064 shares of Common Stock to be issued upon the exercise of outstanding stock options under our Incentive Plan and 127,144 shares of Common Stock to be issued upon the vesting of restricted stock units (“RSUs”) granted under our Incentive Plan.

(2)	Weighted-average exercise price relates to options. RSUs are deemed to have an exercise price of zero.

(3)	Excludes the number of securities to be issued upon the exercise of outstanding options, warrants, RSUs and similar rights. Restricted stock grants may not exceed 50% of the aggregate shares of our Common Stock available under our Incentive Plan.

The Board believes that the approval of the New Annual Bonus Plan is in the best interests of our stockholders and, accordingly, recommends a vote FOR this proposal.  Our senior executive officers may receive compensation under the New Annual Bonus Plan and, therefore, may be deemed to have a substantial interest in an affirmative vote for this proposal.

PROPOSAL 4 — STOCKHOLDER PROPOSAL

Calvert Asset Management Company, Inc., 4550 Montgomery Avenue, Bethesda, MD 20814, on behalf of the Calvert Social Index Fund, which owns 851 shares of our Common Stock, and Trillium Asset Management Corporation, 711 Atlantic Avenue, Boston, Massachusetts 02111, on behalf of its client, Margaretta L. Belin, who owns 350 shares of our Common Stock, as co-sponsor, notified us that they intend to present the following proposal and supporting statement at the annual meeting.

The text of the stockholder proposal and supporting statement appears exactly as received by the Company. All statements contained in the stockholder proposal and the supporting statement are the sole responsibility of the proponent and co-sponsor. The stockholder proposal is required to be voted upon at the annual meeting only if properly presented at the annual meeting.

THE BOARD RECOMMENDS A VOTE AGAINST THE FOLLOWING STOCKHOLDER PROPOSAL BASED ON THE BROADER POLICY REASONS SET FORTH BELOW IN THE COMPANY’S OPPOSITION STATEMENT.

Stockholder Proposal

GARDNER DENVER, INC. NONDISCRIMINATORY POLICY

Whereas: Gardner Denver, Inc. does not explicitly prohibit discrimination based on sexual orientation and gender identity (or gender expression) in its written employment policy;

Over 87% of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting discrimination on the basis of sexual orientation, as have more than 97% of Fortune 100 companies, according to the Human Rights Campaign. Nearly 70% of the Fortune 100 and over 40% of the Fortune 500 now prohibit discrimination based on gender identity or expression;

We believe that corporations that prohibit discrimination on the basis of sexual orientation and gender identity or expression have a competitive advantage in recruiting and retaining employees from the widest talent pool;

According to a June 2008 survey by Harris Interactive and Witeck-Combs, 65% of gay and lesbian workers in the United States reported facing some form of job discrimination related to sexual orientation. An earlier survey found that almost one out of every 10 gay or lesbian adults also reported that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job, because of their sexual orientation;

Twenty-one states, the District of Columbia, and more than 180 cities and counties, have laws prohibiting employment discrimination based on sexual orientation; 12 states, the District of Columbia, and more than 104 cities and counties have laws prohibiting employment discrimination based on sexual orientation and gender identity or expression;

Minneapolis, San Francisco, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for gay and lesbian employees;

Our company is based in Illinois where at least 189 major employers have sexual orientation nondiscrimination policies and at least 52 include gender identity or expression in their nondiscrimination policies.

Our Company has operations in and makes sales to institutions in states and cities that prohibit discrimination on the basis of sexual orientation;

National public opinion polls consistently find more than three quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals. In a Gallup poll conducted in May 2007, 89% of respondents favored equal opportunity in employment for gays and lesbians.

Resolved: The Shareholders request that Gardner Denver amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity or expression and substantially implement the policy.

Supporting Statement: Employment discrimination on the basis of sexual orientation and gender identity diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit from a consistent, corporate-wide policy to enhance efforts to prevent discrimination, resolve complaints internally, access employees from the broadest talent pool, and ensure a respectful and supportive atmosphere for all employees. Gardner Denver will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

The Company’s Statement in Opposition to Proposal No. 4

The Board recommends you vote AGAINST this stockholder proposal for the following reasons:

As an equal opportunity employer, the Company is firmly committed to operating our business in full compliance with applicable employment laws and providing each of our employees with a workplace free from unlawful discrimination or harassment of any kind. We make all employment-related decisions based on merit and without regard of characteristics protected by law.

Our global Code of Ethics and Business Conduct, which is located at www.gardnerdenver.com, expressly prohibits discrimination and harassment based on characteristics protected by law, such as race, color, national origin, religion, gender, age, marital status, disability, veteran status or citizenship status. We reinforce the importance of our commitment to a workplace free from unlawful discrimination or harassment by annually distributing our Code of Ethics and Business Conduct to all employees, periodic employee communications and training, and workplace postings.

We believe our employment record supports our commitment to being an equal opportunity employer. In a company with more than 6,000 employees operating in 33 countries, the Board and executive officers of the Company are not aware of a single complaint of discrimination based on sexual orientation or gender identity being reported through our ethics hotline established pursuant to our Code of Ethics and Business Conduct filed with any city, state or federal agency.

While we are committed to maintaining and enforcing an equal employment opportunity workplace, we do not believe that the resolution proposed by the proponent and co-sponsor is a needed addition to our existing policy on discrimination and harassment.

PART THREE: COMPENSATION MATTERS

COMPENSATION OF DIRECTORS

Our Governance Committee annually reviews and establishes the compensation of our nonemployee directors and makes a recommendation to our Board for final approval. In 2006, our Governance Committee retained Hewitt Associates, LLC, an independent compensation consultant (“Hewitt”), to evaluate the appropriateness of our nonemployee directors’ compensation plan, including the mix of annual cash retainers and meeting fees and equity compensation to ensure that our program compensates our nonemployee directors for the level of responsibility our Board has assumed in today’s corporate governance environment and to remain competitive relative to our custom peer group (as further discussed in the Compensation Discussion and Analysis section of this proxy statement). In determining compensation levels for 2009, our Governance Committee considered the compensation data, received input from Hewitt, and reviewed the performance of our nonemployee directors. Our Board, upon recommendation of our Governance Committee, approves annual compensation for nonemployee directors. Our nonemployee director compensation for 2009, except for the additional annual retainer for the Chairman of the Board, has been in effect since May 2007 and included the following compensation elements:

Additional
Annual
Retainer for
			Each		Committee
	Additional	Additional	of the		and	Teleconference
Annual	Annual	Annual	Compensation	Regular	Special	Meeting	Annual
Retainer	Retainer for	Retainer for	and	Board	Board	Fees	Phantom	Annual	Annual
for Board	Chairman	Audit	Governance	Meeting	Meeting	(Lasting More	Stock	Option	RSUs
Members	of the	Committee	Committee	Fees (per	Fees (per	than	Award	Award	Award
only(1),(6)	Board(1),(2)	Chair(1)	Chairs(1)	Meeting)(6)	Meeting)(6)	45 Minutes)	(3),(6)	(4),(6)	(5),(6)

$40,000	$125,000	$7,500	$5,000	$1,250	$1,000	$500	$7,000	$46,000	$46,000

(1)	All retainers are payable in quarterly installments following each quarterly Board meeting. Annually, directors are afforded the opportunity to elect to defer all or a portion of their annual director’s fees under our Phantom Stock Plan and have such amount credited on a quarterly basis as phantom stock units.

(2)	Our independent Chairman of the Board began receiving the additional annual retainer of $125,000 beginning in July 2008.

(3)	Phantom stock units are credited in equal quarterly amounts. The number of phantom stock units is calculated by dividing each quarterly amount by the average closing price per share of our Common Stock during the 30 trading days immediately preceding (but not including) the last business day of the fiscal quarter as reported on the composite tape of the NYSE. On each dividend record date, each nonemployee director’s account is credited with additional phantom stock units calculated as the dividend equivalent amount, based on the number of outstanding phantom stock units in each account multiplied by the dividend per share amount, divided by the average closing price per share of our Common Stock during the 30 trading days immediately preceding (but not including) the dividend record date as reported on the composite tape of the NYSE.

(4)	Options are granted annually on the day following the Annual Meeting of Stockholders and are valued at approximately $46,000, which is calculated using the Black-Scholes methodology, with the number of options rounded to an even number.

(5)	RSUs are granted on the day following the Annual Meeting of Stockholders and are valued at approximately $46,000, with the number of RSUs rounded to a whole number.

(6)	Mr. Arnold received prorated fees, phantom stock units, option awards and restricted stock units for the year in accordance with the nonemployee director compensation program as of the date of his appointment to the Board on June 1, 2009.

Members of the Board of Directors who also serve as officers or employees of the Company do not receive additional compensation in their capacity as directors. The only officer or employee of the Company who served as a director during 2009 was Mr. Pennypacker.

Phantom Stock Plan

Our Phantom Stock Plan for nonemployee directors, which is an unfunded plan, was originally established in 1996 to more closely align the interests of our nonemployee directors with our stockholders by increasing each nonemployee director’s proprietary interest in our Company by awarding such directors phantom stock units. Under our Phantom Stock Plan, we credit the equivalent of $7,000 annually, in equal quarterly amounts, to the phantom stock unit account of each nonemployee director. Each phantom stock unit is equal to the right to receive the fair market value of one share of our Common Stock. Phantom stock units are credited in equal quarterly amounts divided by the average closing price per share of our Common Stock during the 30 trading days immediately preceding (but not including) the last business day of such fiscal quarter as reported on the composite tape of the NYSE. Each nonemployee director may also elect to defer all or a portion of his or her annual director’s fees under the Phantom Stock Plan and have such amount credited on a quarterly basis as phantom stock units, based on the average closing price per share of our Common Stock during the 30 trading days immediately preceding (but not including) the last business day of such fiscal quarter as reported on the composite tape of the NYSE. Dividend equivalents are credited to each nonemployee director’s account on the dividend record date as and when dividends are declared by the Board.

The fair market value of a director’s account will be distributed as a cash payment to the director, or his or her beneficiary, on the first business day of the month following the month in which the director ceases to be a director for any reason. Alternatively, a director may elect to have the fair market value of his or her account distributed in twelve or fewer equal monthly installments, or in a single payment on a predetermined date within one year after he or she ceases to be a director, but without interest on the deferred payments. The fair market value of a director’s account is determined by reference to the average closing price per share for our Common Stock during the 30 trading days immediately preceding the date the director ceases to be a director. The following table summarizes the aggregate number of phantom stock units credited to each nonemployee director as of March 5, 2010.

Phantom Stock
Name	Units

Michael C. Arnold	96
Donald G. Barger, Jr.	18,020
Frank J. Hansen	5,654
Raymond R. Hipp	9,188
David D. Petratis	10,620
Diane K. Schumacher	3,975
Charles L. Szews	5,468
Richard L. Thompson	16,514

Total	69,535

Long-Term Incentive Plan

Pursuant to the Gardner Denver, Inc. Amended and Restated Long-Term Incentive Plan (the “Incentive Plan”), for 2009, each nonemployee director who was serving on the Board following the Annual Meeting of Stockholders received equity incentives consisting of 4,400 stock options and 1,800 RSUs, on the day following the 2009 Annual Stockholders Meeting. Mr. Arnold was appointed as a nonemployee director on June 1, 2009 and received 3,200 stock options and 1,400 RSUs on July 27, 2009.

Stock options granted to our nonemployee directors in 2009 were granted at the closing price of our Common Stock on the date of grant, become exercisable on the first anniversary of the date of grant and terminate upon the expiration of five years from such date. If a person ceases to be a nonemployee director by virtue of disability or retirement, after having completed at least one three-year term, outstanding options generally remain exercisable for a period of five years but not later than the expiration date of the options. If a person ceases to be a nonemployee director by virtue of death or dies during the five-year exercise period after disability or retirement described above, outstanding options generally remain exercisable for a period of one year but not later than the expiration date of the options. If a nonemployee director’s service terminates for any other reason, options not then exercisable are canceled and options that are exercisable may be exercised at any time within ninety days after such termination but not later than the expiration date of the options.

The RSUs granted to our nonemployee directors vest three years from the date of grant provided the nonemployee director continues to serve as a member of our Board on such date, and has continuously served on our Board since the date of grant. Previously, holders of RSUs did not have any voting or dividend rights with respect to RSUs; however, commencing in 2010, the holders of RSUs will be entitled to any dividends declared by the Company at the same rate as the holders of our Common Stock. All of the shares of restricted stock, which have similar vesting requirements as RSUs, and RSUs which have not previously become transferable by the director shall be forfeited on the date on which the director’s service to our Company terminates. If a person ceases to be a nonemployee director by virtue of death, disability or retirement, the restricted stock and RSUs will vest immediately and become free of all transfer restrictions.

Upon the occurrence of a change of control, as defined in the Incentive Plan, options granted to nonemployee directors will be canceled in exchange for a cash payment equal to the appreciation in value of the options over their respective exercise price. Additionally, upon the occurrence of a change of control, as defined in the Incentive Plan, options, restricted stock and RSUs will be deemed fully vested. For a further description of the change in control provision under the Incentive Plan, please see the “Potential Payments Upon Termination or Change in Control” discussion beginning on page 56.

2010 Nonemployee Director Compensation

After the 2009 year-end, Hewitt spun off its executive compensation practice into a stand-alone entity, Meridian Compensation Partners LLC, which is a separate independent compensation consultant (“Meridian”). In order to maintain a consistent process and representation, in January 2010 the Governance Committee retained Meridian to evaluate the appropriateness of the nonemployee directors’ compensation program. Meridian’s evaluation included a review of the mix of annual cash retainers and meeting fees and equity compensation we pay our nonemployee directors relative to our custom peer group. Based upon Meridian’s analysis, the level of responsibility our Board has assumed in today’s corporate governance environment and the performance of our nonemployee directors, our Governance Committee recommended, and the Board approved, modifications to our nonemployee director compensation plan for 2010. The 2010 modifications include deleting the annual phantom stock awards in accordance with current market trends of using full value shares. Our 2010 nonemployee director compensation includes the following elements:

			Additional	Additional		Committee
	Additional	Additional	Annual	Annual		and	Teleconference
Annual	Annual	Annual	Retainer for	Retainer for	Regular	Special	Meeting
Retainer	Retainer for	Retainer for	the	the	Board	Board	Fees
for Board	Chairman	Audit	Compensation	Governance	Meeting	Meeting	(Lasting More	Annual	Annual
Members	of the	Committee	Committee	Committee	Fees (per	Fees (per	than	Option	RSUs
only	Board	Chair	Chair	Chair	Meeting)	Meeting)	45 Minutes)	Award	Award

$50,000	$125,000	$10,000	$8,000	$5,000	$1,500	$1,000	$500	$50,000	$50,000

2009 DIRECTOR COMPENSATION TABLE

The following table presents compensation earned by each nonemployee member of our Board of Directors for 2009. Compensation information for Mr. Pennypacker is contained in the Summary Compensation Table on page 48. Mr. Pennypacker did not receive any compensation in his capacity as a director of the Company.

	Fees Earned
	or Paid in	Stock	Option
	Cash	Awards	Awards
Name	(1),(2)	(3)	(4)	Total

Michael C. Arnold	$26,750	$45,066	$35,275	$107,091
Donald G. Barger, Jr.	$60,750	$58,516	$46,653	$165,919
Frank J. Hansen	$180,250	$58,516	$46,653	$285,419
Raymond R. Hipp	$53,250	$58,516	$46,653	$158,419
David D. Petratis	$52,000	$58,516	$46,653	$157,169
Diane K. Schumacher	$59,250	$58,516	$46,653	$164,419
Charles L. Szews	$51,750	$58,516	$46,653	$156,919
Richard L. Thompson	$60,250	$58,516	$46,653	$165,419

(1)	Each nonemployee director, except Mr. Arnold, received an annual retainer of $40,000. Due to Mr. Arnold’s joining our Board in June 2009, he received an annual retainer of $20,000. Additionally, nonemployee directors received meeting attendance fees of $1,250 per Board meeting and $1,000 per committee meeting. Members of our Audit Committee received a $500 attendance fee for each quarterly earnings and SEC disclosure teleconference call meeting. The Chair of our Audit Committee received an additional annual retainer of $7,500, and the Chairs of our Compensation Committee and Governance Committee received an additional annual retainer of $5,000. In his capacity as Chairman of the Board, Mr. Hansen received an annual retainer of $125,000 during 2009.

(2)	This amount includes annual director fees that were deferred into our Phantom Stock Plan. Messrs. Barger, Hipp, Petratis, Szews and Thompson deferred $60,750, $5,000, $52,000, $51,750 and $13,000, respectively.

(3)	Amounts reflect the aggregate fair value of the RSUs and phantom stock units granted in 2009 computed in accordance with ASC 718, except no assumption for forfeitures was included. See Note 15 “Stock-based Compensation Plans” of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009, regarding assumptions underlying valuation of equity awards. Each nonemployee director, except Mr. Arnold, was granted $7,000 in phantom stock units under our Phantom Stock Plan in 2009. Due to Mr. Arnold joining the Board in June 2009, he was only granted $3,500 in phantom stock units under our Phantom Stock Plan in 2009. In addition to the annual grant, the directors referenced in footnote (2) also deferred a portion of their annual fees earned into their phantom stock account.

(4)	Amounts reflect the aggregate fair value of the stock options awarded in 2009 computed in accordance with ASC 718, except no assumption for forfeitures was included. See Note 15 “Stock-based Compensation Plans” of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009, regarding assumptions underlying valuation of equity awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END OWNED BY
NONEMPLOYEE DIRECTORS

Our nonemployee directors have been previously granted equity awards in the form of stock options, restricted stock and RSUs pursuant to our Incentive Plan. The following table presents information regarding outstanding stock options, restricted stock and RSUs as of December 31, 2009.

	Option Awards					Stock Awards
								Market
							Number	Value
							of Shares	of Shares
		Number of	Number of				or Units	or Units
		Securities	Securities				of Stock	of Stock
		Underlying	Underlying				That	That
		Unexercised	Unexercised	Option	Option		Have Not	Have Not
		Options (#)	Options (#)	Exercise	Expiration	Grant	Vested	Vested
Name	Grant Date	Exercisable	Unexercisable	Price	Date	Date	(#)(1)	(2)

Michael C. Arnold(3)	7/27/2009	0	3,200	$29.69	7/27/2014
						7/27/2009	1,400	$59,570
Donald G. Barger, Jr.	5/4/2005	9,000	0	$19.00	5/4/2010
	5/3/2006	9,000	0	$38.59	5/3/2011
	5/2/2007	3,600	0	$38.32	5/2/2012
	5/7/2008	2,800	0	$48.84	5/7/2013
	5/6/2009	0	4,400	$28.62	5/6/2014
						5/2/2007	1,400	$59,570
						5/7/2008	1,000	$42,550
						5/6/2009	1,800	$76,590
Frank J. Hansen	5/3/2006	9,000	0	$38.59	5/3/2011
	5/2/2007	3,600	0	$38.32	5/2/2012
	5/7/2008	2,800	0	$48.84	5/7/2013
	5/6/2009	0	4,400	$28.62	5/6/2014
						5/2/2007	1,400	$59,570
						5/7/2008	1,000	$42,550
						5/6/2009	1,800	$76,590
Raymond R. Hipp	5/4/2005	9,000	0	$19.00	5/4/2010
	5/3/2006	9,000	0	$38.59	5/3/2011
	5/2/2007	3,600	0	$38.32	5/2/2012
	5/7/2008	2,800	0	$48.84	5/7/2013
	5/6/2009	0	4,400	$28.62	5/6/2014
						5/2/2007	1,400	$59,570
						5/7/2008	1,000	$42,550
						5/6/2009	1,800	$76,590
David D. Petratis	5/4/2005	9,000	0	$19.00	5/4/2010
	5/3/2006	9,000	0	$38.59	5/3/2011
	5/2/2007	3,600	0	$38.32	5/2/2012
	5/7/2008	2,800	0	$48.84	5/7/2013
	5/6/2009	0	4,400	$28.62	5/6/2014
						5/2/2007	1,400	$59,570
						5/7/2008	1,000	$42,550
						5/6/2009	1,800	$76,590

	Option Awards					Stock Awards
								Market
							Number	Value
							of Shares	of Shares
		Number of	Number of				or Units	or Units
		Securities	Securities				of Stock	of Stock
		Underlying	Underlying				That	That
		Unexercised	Unexercised	Option	Option		Have Not	Have Not
		Options (#)	Options (#)	Exercise	Expiration	Grant	Vested	Vested
Name	Grant Date	Exercisable	Unexercisable	Price	Date	Date	(#)(1)	(2)

Diane K. Schumacher	5/3/2006	9,000	0	$38.59	5/3/2011
	5/2/2007	3,600	0	$38.32	5/2/2012
	5/7/2008	2,800	0	$48.84	5/7/2013
	5/6/2009	0	4,400	$28.62	5/6/2014
						5/2/2007	1,400	$59,570
						5/7/2008	1,000	$42,550
						5/6/2009	1,800	$76,590
Charles L. Szews	5/2/2007	3,600	0	$38.32	5/2/2012
	5/7/2008	2,800	0	$48.84	5/7/2013
	5/6/2009	0	4,400	$28.62	5/6/2014
						5/2/2007	1,400	$59,570
						5/7/2008	1,000	$42,550
						5/6/2009	1,800	$76,590
Richard L. Thompson	5/4/2005	9,000	0	$19.00	5/4/2010
	5/3/2006	9,000	0	$38.59	5/3/2011
	5/2/2007	3,600	0	$38.32	5/2/2012
	5/7/2008	2,800	0	$48.84	5/7/2013
	5/6/2009	0	4,400	$28.62	5/6/2014
						5/2/2007	1,400	$59,570
						5/7/2008	1,000	$42,550
						5/6/2009	1,800	$76,590

(1)	Includes both restricted stock granted in 2007 and RSUs granted in 2008 and 2009.

(2)	The market value of the shares or units that have not vested represents the product of the closing price of the Company’s stock as of December 31, 2009, which was $42.55, and the number of shares underlying each such award.

(3)	Mr. Arnold was appointed to the Board on June 1, 2009 and was awarded options and restricted stock units on July 27, 2009.

Option Awards Vesting Schedule
Grant Date	Vesting Schedule

5/4/2005	Fully vested in one year on 5/4/2006
5/3/2006	Fully vested in one year on 5/3/2007
5/2/2007	Fully vested in one year on 5/2/2008
5/7/2008	Fully vested in one year on 5/7/2009
5/6/2009	Fully vested in one year on 5/6/2010
7/27/2009	Fully vested in one year on 7/27/2010(1)

Restricted Stock Vesting Schedule
Grant Date	Vesting Schedule

5/2/2007	Cliff vests on 5/2/2010

RSUs Vesting Schedule
Grant Date	Vesting Schedule

5/7/2008	Cliff vests on 5/7/2011
5/6/2009	Cliff vests on 5/6/2012
7/27/2009	Cliff vests on 7/27/2012(1)

(1)	Mr. Arnold was appointed to the board on June 1, 2009 and was awarded options and restricted stock units on July 27, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

The following information contains statements regarding future individual and company performance measures, targets and other goals. These goals are disclosed in the limited context of our Company’s executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

An Overview of our Executive Compensation Program

The caliber of our senior executives is instrumental to our overall performance and the creation and retention of long-term stockholder value. To attract, retain and motivate high-performing executives with strong leadership abilities, we have developed an executive compensation program that strives to provide competitive pay, reward achievement of our Company’s financial and strategic objectives and align the interests of our executives with those of our stockholders. The following principles provide the basis for our compensation program: (a) compensation levels should be sufficiently competitive to attract, motivate and retain high caliber executives; (b) appropriate levels of reward for performance should be tied to and vary with our financial and operational performance, as well as individual performance; (c) a significant amount of total compensation should be in the form of short-term and long-term incentive awards to align compensation with our operational and performance goals as well as individual performance goals; (d) long-term incentive awards should constitute a large portion of our total incentive awards to encourage executives to focus on our long-term growth and prospects; and (e) equity incentive awards should constitute a material portion of total compensation to encourage long-term focus on stockholder value and directly and materially link compensation to financial performance and growth of our Company. To achieve these objectives in 2009, we used a combination of compensation elements consisting of base salary, annual cash bonuses, long-term incentives in the form of stock options, RSUs and cash bonuses, and retirement benefits and other perquisites, all of which are discussed in further detail below.

Our Compensation Committee regularly reviews our compensation practices and market trends in executive compensation to ensure we are accomplishing our compensation objectives. Annually, our Compensation Committee reviews and establishes the compensation and benefits of our named executive officers.

Messrs. Pennypacker, Castorena, Morgan, and Shull and Mrs. Cornell, who are all listed in the 2009 Summary Compensation Table on page 48, were our named executive officers for 2009.

Role of Compensation Consultants

In 2009, our Compensation Committee retained Hewitt to evaluate and provide independent advice and consultation regarding our executive compensation program. At our Compensation Committee’s direction, Hewitt:

•	constructed, with the assistance of our Compensation Committee, a custom peer group consisting of 23 publicly held industrial manufacturing companies with median annual revenues of $2.5 billion and a general industry group, as discussed in further detail below; and

•	reviewed and assessed our named executive officers’ individual pay components and total compensation for competitiveness with the competitive pay data.

Hewitt then evaluated and made recommendations to our Compensation Committee regarding the compensation levels of our named executive officers, including our Chief Executive Officer.

Role of Management

Annually, our Compensation Committee establishes the compensation of our named executive officers, including establishing their performance goals and bonus opportunities. In 2009, our Compensation Committee also held private discussions with Mr. Pennypacker, our Chief Executive Officer, concerning the other named executive officers’ performance and their strengths and weaknesses of executive management. Our Compensation Committee took into account input from Mr. Pennypacker in setting the other named executive officers’ compensation and performance goals.

Determining Compensation for our Chief Executive Officer in 2009

Our Chief Executive Officer is evaluated by the Board on both Company and individual performance metrics. In February 2010, the Board reviewed the Compensation Committee’s assessment of Mr. Pennypacker’s individual goals, which were established in February 2009, and his performance against those goals. Mr. Pennypacker’s goals focused on both short-term and long-term initiatives with emphasis for 2009 on our restructuring projects and continuing to drive the Gardner Denver Way into the fabric of our organization to allow us to emerge from the economic downturn with a leaner, more efficient organization. Long-term initiatives included developing the Company’s presence in emerging markets, product development, and expansion of our acquisition strategy, as well as developing management bench strength.

In determining Mr. Pennypacker’s compensation, the Compensation Committee evaluated the value of Mr. Pennypacker to the Company and his specific accomplishments of: (i) successfully beginning the transformation of the Company’s culture to be more performance driven; (ii) developing and communicating to employees the Company’s mission statement, core values and strategy; (iii) implementing lean manufacturing principles; (iv) driving the Gardner Denver Way; (v) positioning the Company to initiate a dividend policy; and (vi) strong leadership and performance during the difficult economic environment.

Determining Compensation for our Other Named Executive Officers in 2009

The Compensation Committee with input from Mr. Pennypacker evaluates the performance of each named executive officer. Throughout the fiscal year, our named executive officers update the Board and the Compensation Committee on their individual accomplishments and challenges in their respective areas of responsibility. These regular updates ensure that our Board and Compensation Committee are fully apprised on each named executive officer’s performance throughout the year. At the Compensation Committee meeting in February, our Chief Executive Officer presents an annual assessment of each named executive officer’s performance to the Compensation Committee. The Compensation Committee evaluates each named executive officer’s performance based on the regular updates and Mr. Pennypacker’s annual assessment of individual and collective performances. The Compensation Committee reviews the market data presented by Hewitt together with the overall performance and establishes the compensation of our named executive officers, including establishing their performance goals and bonus opportunities. In 2009, our Compensation Committee concluded the following for each named executive officer (other than Mr. Pennypacker):

Helen W. Cornell. Mrs. Cornell has been our Chief Financial Officer since August 2004 and has been with our Company for more than 21 years. In determining Mrs. Cornell’s compensation, the Committee evaluated her role in our growth strategy and the achievement of our Company’s overall performance. Mrs. Cornell’s goals for 2009 included creating a more lean and efficient finance organization globally and strengthening our investor relations program. Mrs. Cornell exceeded the Compensation Committee’s expectation in streamlining our finance organization while ensuring high internal controls globally and has performed exceptionally well during the difficult economic environment. The Compensation Committee, with input from Mr. Pennypacker, also recognized Mrs. Cornell’s strong leadership throughout our Company.

Armando L. Castorena. Mr. Castorena has been the Vice President of Human Resources since his employment with us began on September 15, 2008. Upon joining our Company, Mr. Castorena was able to immediately assist our Chief Executive Officer with reorganizing the Company from five divisions into two product groups, develop a new leadership talent assessment and succession planning process and create a seamless interactive working relationship with the Compensation Committee. In determining Mr. Castorena’s compensation, the Compensation Committee evaluated his contributions and the terms of his 2008 offer of employment. The Compensation Committee, with input from Mr. Pennypacker, also recognized Mr. Castorena’s leadership during the difficult economic environment.

T. Duane Morgan. Mr. Morgan has been the President of our Engineered Products Group since its creation in January 2009 and has been with our Company for four years. Mr. Morgan previously served as the Vice President of the Fluid Transfer Division. In determining Mr. Morgan’s compensation, the Compensation Committee evaluated the value of his role as the President of our group with the most diverse products and customers, his leadership in creating a lean and collaborative group culture and increased innovation in the group’s products and distribution channel. Mr. Morgan exceeded the Compensation Committee’s expectations in leading a lean and collaborative group culture. The Compensation Committee, with input from Mr. Pennypacker, also recognized Mr. Morgan’s global leadership within the group during the difficult economic environment.

J. Dennis Shull. Mr. Shull has been the President of our Industrial Products Group since its creation in January 2009 and has been with our Company for more than 34 years. Mr. Shull previously served as the Executive Vice President of the Compressor Division. In determining Mr. Shull’s compensation, the Compensation Committee evaluated the value of his role as the President of our largest group, his leadership in the integration of CompAir and his group’s overall performance. Mr. Shull’s goals for 2009 included leading a lean culture within his group, the continued integration of CompAir and increased innovation in the group’s products and distribution channel. Mr. Shull exceeded the Compensation Committee’s expectations in leading a lean and innovative group culture and the CompAir integration has progressed as scheduled. The Compensation Committee, with input from Mr. Pennypacker, also recognized Mr. Shull’s global leadership within the group during the difficult economic environment.

Benchmarking

Using the Hewitt report, our Compensation Committee reviewed the compensation practices at competitive companies to evaluate our executive compensation philosophy and compensation programs and awards. Hewitt conducted an external market study of compensation levels for seven senior executive management employees, including our named executive officers. The review included the value and distribution of the following components of compensation: (a) base salary; (b) target annual bonus or target short-term incentives; and (c) long-term incentives.

Hewitt compiled competitive pay data from a custom peer group and a general industry group. The primary information source used by Hewitt was their proprietary U.S. Total Compensation Measurement (“TCM”) database. The TCM database was established in 1981 and contains: (a) competitive analysis on approximately 800 large industrial, financial and service organizations who participate annually in this compensation database; and (b) data on values and program design for all areas of total compensation for more than 300 executive and management positions. The custom peer group is listed below.

• A. O. Smith	• Kennametal Inc.

• BorgWarner Inc.	• Mueller Water Products Inc.

• Briggs & Stratton Corporation	• Pactiv Corporation

• Cooper Industries, Ltd.	• Parker-Hannifin Corp.

• Donaldson Company, Inc.	• Pentair, Inc.

• Dover Corporation	• Roper Industries, Inc.

• Federal Signal Corporation	• Sauer-Danfoss Inc.

• Flowserve Corporation	• Steelcase Inc.

• FMC Technologies, Inc.	• Valmont Industries

• Ingersoll-Rand Co.	• Westinghouse Air Brake Technologies Corporation
• ITT Industries, Inc.
• Watts Water Technologies, Inc.
• Joy Global Inc.

In comparing our compensation levels to our market, Hewitt used a general industry group comprised of approximately 100 companies in their TCM database, exclusive of retail, financial and utility companies, with median annual revenues of $2.7 billion. The general industry group was used to confirm the appropriateness of the custom peer group and to provide a comparison on a general industry basis.

We believe both the custom peer group and the general industry group are generally comparable to our Company, based on size, revenues and industry. Information from proxy data and private survey data was used to calculate the competitive pay data, benchmark the compensation practices of our Company and develop compensation projections and recommendations for each of our named executive officers for 2009.

To assist in determining our overall compensation program, Hewitt provided our Compensation Committee with information regarding the compensation levels and programs at the 50th percentile for our custom peer group and general industry group. Hewitt advised our Compensation Committee that it was important in analyzing their results to note that a number of different internal and external factors determine appropriate levels of compensation. Such adjustment factors include time in position, experience, individual performance, desired pay mix, business impact, internal equity and relative values, affordability, future potential, retention and attraction concerns, and tax, accounting and securities law considerations. In addition, we believe that certain of our executive job responsibilities tend to be broader than traditional market reference points. As a result of combining responsibilities, these roles may warrant additional compensation.

As described above, our Compensation Committee aims to set each named executive officer’s target annual cash compensation (base salary and annual cash bonus) at the 50th percentile, and total compensation opportunity at the 50th percentile, of the competitive pay data.

Compensation Philosophy for 2009

Our Compensation Committee annually reviews our compensation philosophy to ensure that it is aligned with our business strategies and objectives. In November 2008, our Compensation Committee reassessed the appropriate executive compensation philosophy for the Company in light of our current size and strategic plan, market developments, the economic downturn and impact on the industries in which the Company competes, the history of the Company’s executive compensation philosophy and market trends. In addition, the Compensation Committee retained Hewitt to perform a review and assessment of our named executive officers’ individual pay components and total compensation. Based on our Compensation Committee’s assessment and Hewitt’s review, our Compensation Committee elected to modify our executive compensation philosophy for 2009.

Our compensation philosophy for 2009 was to (i) target our annual cash compensation opportunity (base salary and annual cash bonus) and our total compensation opportunity (annual cash compensation and long-term incentives) of our named executive officers to the 50th percentile of the competitive pay data; and (ii) emphasize individual goals in the named executive officers respective areas of responsibility that would allow us to emerge from the economic downturn with a leaner, more efficient organization. In addition to the 50th percentile market pay data, the Compensation Committee considered one or more of the following additional factors in setting each of the named executive officer’s target annual cash compensation opportunity and total compensation opportunity: tenure with the Company, level and scope of responsibilities, individual performance, business impact and desired pay mix. Based on the actual operational and financial performance of the Company, the actual individual performance of each named executive officer, and the above factors, the total compensation opportunity for our named executive officers could be +/-15% of the 50th percentile of the competitive pay data.

We believe that the total compensation for our named executive officers in 2009 was consistent with our compensation philosophy for 2009. Elements of compensation for 2009 consisted of: (i) base salaries established at the 50th percentile of the competitive pay data; (ii) using the 50th percentile of the competitive pay data as the benchmark for the annual cash compensation opportunity, a reduced payout opportunity under the Annual Bonus Plan (which is based on corporate goals) and a new annual cash bonus opportunity based on individually determined breakthrough goals; and (iii) a long-term incentive compensation opportunity consisting of a long-term cash bonus and equity incentive awards, comprised of stock options and RSUs. In certain instances, the Compensation Committee modified the amount of certain named executive officer’s compensation elements on a case by case basis to achieve appropriate incentives within the total compensation opportunity. Our total executive compensation and the mix of our compensation elements in 2009 were consistent with our objectives of providing for competitive compensation, tie rewards with corporate and individual performance, provide both short-term and long-term incentives to promote long-term growth and prospects, and provide equity incentives to link compensation to financial performance and growth of our Company.

Components of Named Executive Officer Compensation

To promote a balance between short-term profitability and sustainable long-term financial and operational performance, our executive compensation program provides a combination of incentives with varying payouts including:

•	Base salary;

•	Annual cash bonus;

•	Long-term incentives in the form of stock options, RSUs and cash bonuses; and

•	Retirement benefits and other perquisites.

The total compensation paid to our named executive officers in 2009, excluding retirement benefits and other perquisites, was comprised approximately of thirty-seven percent (37%) base salary, thirty-five percent (35%) annual cash bonus and twenty-eight percent (28%) long-term incentives. The breakdown in the composition of the total compensation package illustrates our emphasis on long-term growth and profitability. We believe our emphasis on long-term incentives encourages our named executive officers to act strategically to ensure our sustainable long-term performance and enhance overall stockholder value.

In addition, our named executive officers are also eligible to receive benefits under our various retirement savings plans, standard employee benefit plans and perquisites as further described below.

When determining each element of compensation, our Compensation Committee takes into account the other elements of compensation to ensure that, on an overall basis, the compensation paid or awarded to our named executive officers is consistent with the philosophy and objectives of our executive compensation program.

Annual Cash Compensation

Our annual cash compensation comprised of base salary and annual cash bonus for our named executive officers is targeted at the 50th percentile of the competitive pay data. The following is a summary of the components of our executive annual cash compensation.

Base Salary. In February 2009, our Compensation Committee established a base salary target for each named executive officer at approximately the 50th percentile of the competitive pay data. The goal in establishing the base salaries was to position our Company for future growth, to increase our compensation program’s competitiveness and to enhance our ability to attract and retain executives. We provide our named executive officers with a base level of monthly income for the expertise, skills, knowledge and experience they offer to our management team.

In 2009, our named executive officers received the following base salary increase:

Named Executive Officer	Percentage Increase in Base Salary	New Base Salary

Barry L. Pennypacker(1)	7.7%	$700,000
Helen W. Cornell(1)	5.5%	$385,000
Armando L. Castorena(2)	2.5%	$266,500
T. Duane Morgan(3)	26.4%	$335,000
J. Dennis Shull(3)	19.7%	$370,000

(1)	Mr. Pennypacker and Mrs. Cornell each received merit increases in their base salaries consistent with market pay data, which became effective on March 1, 2009.

(2)	Mr. Castorena received a prorated merit increase in his base salary consistent with market pay due to his short tenure with the Company, which became effective on March 1, 2009.

(3)	Messrs. Morgan and Shull each received promotional increases in their base salaries on January 1, 2009 when they were appointed Group Presidents. The promotional increases were based on market pay data for group leaders responsible for business units with comparable revenues.

Annual Cash Bonus Opportunities

For 2009, our Compensation Committee established an annual cash bonus opportunity comprised of financial objectives under our Annual Bonus Plan and breakthrough goals bonus opportunity based on individual performance goals. Our Compensation Committee reduced the total potential payout under the Annual Bonus Plan, which is based on corporate goals, to create a bonus opportunity based on individually determined goals in order to incentivize the achievement of specific individual performance goals by our executives. Our Compensation Committee determined that this two-prong approach to our annual cash bonus opportunity would motivate our executives to achieve specific individual short-term objectives in their respective areas of responsibility that would further implement the Gardner Denver Way and allow us to emerge from the economic downturn with a leaner, more efficient organization.

Annual Bonus Plan. Our Annual Bonus Plan furthers our goal of linking executive compensation to our Company’s performance and stockholders’ interests as a whole.

Pursuant to our Annual Bonus Plan, our Compensation Committee is required to establish, no later than 90 days after the beginning of each year, performance goals for such year based upon one or more of the following corporate or group performance measures: (a) return on equity, assets, capital or investment; (b) pre-tax or after-tax profit, including net income, levels expressed in absolute dollars or earnings per share; and (c) operating cash flow or cash flow from operating activities. Performance goals may be identical for all participants or may be different to reflect more appropriate measures of individual performance. Performance goals must include a threshold level below which no award will be payable and a maximum award opportunity for each participant.

Our Compensation Committee may adjust the method of calculating attainment of performance goals in recognition of:

•	Extraordinary or nonrecurring items;

•	Changes in tax laws;

•	Changes in generally accepted accounting principles or changes in accounting policies;

•	Charges related to restructured or discontinued operations;

•	Restatement of prior period financial results; and

•	Any other unusual, nonrecurring gain or loss that is separately identified and quantified in our financial statements.

In addition, notwithstanding the attainment of the performance goals, annual cash bonuses may be denied or adjusted by our Compensation Committee, in its sole judgment, based on its assessment of the respective named executive officer’s performance. However, notwithstanding the above, an annual cash bonus may not be adjusted upward, if such adjustment results in the Company’s ability to deduct executive compensation being limited under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

In February 2009, our Compensation Committee established the target performance goals, as well as the threshold and maximum bonus opportunities for each of the named executive officers under the Annual Bonus Plan. Messrs. Pennypacker and Castorena and Mrs. Cornell’s performance goals were based on our Company’s 2009 “Company adjusted net income” (weighted at 48%) and “Company adjusted operating cash flow” (weighted at 32%), as such terms are defined below. Messrs. Morgan’s and Shull’s performance goals were based on their respective group’s “group adjusted operating earnings” (weighted at 50%) and “group adjusted operating cash flow” (weighted at 10%), as such terms are defined below, as well as Company adjusted net income and Company adjusted operating cash flow (weighted at 12% and 8%, respectively).

“Company adjusted net income” is defined as our Company’s income before taxes, excluding impairment charges and restructuring charges in excess of budget, less taxes which exclude the tax effect of the excluded items and non-recurring tax-related adjustments. “Company adjusted operating cash flow” is defined as our Company’s net cash provided by operating activities, excluding excess tax benefits from stock-based compensation. “Group adjusted operating earnings” is defined as the respective group’s operating earnings excluding impairment charges, corporate allocations, other non-operational items and restructuring charges in excess of budget. “Group adjusted operating cash flow” is defined as the respective group’s net income adjusted for impairment charges, restructuring charges in excess of budget and the transfer of certain business units, plus the respective group’s depreciation and amortization and the cash effect of changes in receivables, advance payments and inventories.

Adjusted net income was set as a performance goal to reflect the effect of management’s performance on stockholder return. Adjusted operating cash flow was set as a performance goal to reflect the continued importance of cash flow in providing funds to pursue our growth strategies and accelerate our debt repayment. Adjustments to the financial measurements were made by the Compensation Committee to better reflect the actual performance of the Company or group, as applicable.

In establishing the performance goals for Messrs. Morgan and Shull, our Compensation Committee included both Company and group performance goals to provide incentives for operational performance over which they exert the greatest degree of short-term control, while ensuring overall accountability to corporate performance. We believe this incentive helps solidify our corporate culture and ensure our business units are working for the greater good of our Company.

Breakthrough Goals Bonus Opportunity. Previously, we only awarded annual cash bonuses under our Annual Bonus Plan. This year, as a result of organizational changes and new initiatives implemented at our Company, we wanted to focus on individually determined goals and incentivize our executive officers to further our goal of implementing the Gardner Denver Way throughout our organization so that we will emerge from the economic downturn with a leaner, more efficient organization. Beginning in 2009, our Compensation Committee implemented an annual cash bonus opportunity based on individual performance goals for each of our named executive officers (the “Breakthrough Goals Bonus”). The Compensation Committee maintained the flexibility so that if it determined that an executive officer surpassed his or her breakthrough goals and exceeded expectations, the Compensation Committee may award additional amounts in recognition of such exceptional service and performance.

In establishing the breakthrough goals for each of the named executive officers, the Compensation Committee asked Mr. Pennypacker to develop individual goals for each of the named executive officers that were directly related to our strategic plan and would better position the Company once the economy improved. The Compensation Committee, with input from the Chairman and Mr. Pennypacker, developed Mr. Pennypacker’s breakthrough goals, which were also directly related to our strategic plan. Each of the named executive officer’s breakthrough goals included operational improvements in their respective areas of responsibility with measurable performance metrics. Throughout 2009, our named executive officers reported quarterly to the Board on the progress being made in the achievement of their goals.

Mr. Pennypacker’s breakthrough goals included the successful implementation of our restructuring projects, continuing to drive the Gardner Denver Way into the fabric of our organization, building the Company’s market position in emerging markets, driving innovation led by the voice of the customer into our product development process, focusing on aftermarket growth, and developing leadership bench strength. In February 2010, the Compensation Committee evaluated Mr. Pennypacker’s achievement of his breakthrough goals and awarded him a bonus in the amount of $403,314, which included an additional amount of $151,314 awarded to Mr. Pennypacker in recognition of surpassing his breakthrough goals and his exceptional service and performance in 2009.

Mrs. Cornell’s breakthrough goals included the implementation of business management software solutions applications and financial consolidation systems, improving the cash concentration processes in international locations, and supporting the CEO in restructuring projects and other long-term strategic plans. In February 2010, the Compensation Committee evaluated Mrs. Cornell’s achievement of her breakthrough goals and awarded her a bonus in the amount of $182,219, which included an additional amount of $92,219 awarded to Mrs. Cornell in recognition of surpassing her breakthrough goals and her exceptional service and performance in 2009.

Mr. Castorena’s breakthrough goals included developing a leader succession planning process, implementation of the Gardner Denver Way aligning performance with rewards, improving recruiting and hiring processes, improving human resources processes and focusing on integration and synergies, and development of competitive total rewards and benefits. In February 2010, the Compensation Committee evaluated Mr. Castorena’s achievement of his breakthrough goals and awarded him a bonus in the amount of $88,765, which included an additional amount of $40,795 awarded to Mr. Castorena in recognition of surpassing his breakthrough goals and his exceptional service and performance in 2009.

Mr. Morgan’s breakthrough goals included the implementation of restructuring plans, increasing new product sales, implementing costs reductions, focusing on acquisition strategy and aftermarket growth, increasing operating earnings in particular product groups, and improvement in inventory management. In February 2010, the Compensation Committee evaluated Mr. Morgan’s achievement of his breakthrough goals and awarded him a bonus in the amount of $159,685, which included an additional amount of $23,005 awarded to Mr. Morgan in recognition of surpassing his breakthrough goals and his exceptional service and performance in 2009.

Mr. Shull’s breakthrough goals included developing and executing a profitability improvement plan, increasing new product sales, implementing cost reductions, implementation of distribution strategies in specified locations and improvement in inventory management. In February 2010, the Compensation Committee evaluated Mr. Shull’s achievement of his breakthrough goals and awarded him a bonus in the amount of $197,822, which included an additional amount of $46,862 awarded to Mr. Shull in recognition of surpassing his breakthrough goals and his exceptional service and performance in 2009.

Our Compensation Committee reduced the total potential payout under the Annual Bonus Plan to account for the new potential payout for the Breakthrough Goals Bonus. In addition, our Compensation Committee reduced the percentage of payout upon achievement of the threshold objectives from 50% of target performance to 40% of target performance.

In 2009, the Compensation Committee set each named executive officer’s annual cash bonus at a target range of 45-120% of each respective officer’s base salary, which can be increased to a maximum range of 200% of the target bonus opportunity for maximum performance and decreased to 40% of the target bonus opportunity for threshold performance. Bonus payments increase as performance levels increase. With respect to the 2009 annual cash bonus, the Compensation Committee established the following target percentages of base salary for our named executive officers:

Target Annual Cash
Named Executive Officer	Bonus (% of Base Salary)

Barry L. Pennypacker	90%
Helen W. Cornell	65%
Armando L. Castorena	45%
T. Duane Morgan	120%
J. Dennis Shull	120%

The chart below summarizes the target opportunities for Messrs. Pennypacker and Castorena and Mrs. Cornell for a combined cash bonus payout under the Annual Bonus Plan and the Breakthrough Goals Bonus.

Criteria	Threshold	Target	Maximum

Annual Bonus Plan Opportunity
Company Adjusted Net Income	19.2%	48%	96%
Company Adjusted Operating Cash Flow	12.8%	32%	64%
Breakthrough Goals Bonus Opportunity
Breakthrough Goals	8%	20%	40%
Total	40%	100%	200%

The chart below summarizes the target opportunities for Messrs. Morgan and Shull for a combined cash bonus payout under the Annual Bonus Plan and the Breakthrough Goals Bonus.

Criteria	Threshold	Target	Maximum

Executive Annual Bonus Plan Opportunity
Company Adjusted Net Income	4.8%	12%	24%
Company Adjusted Operating Cash Flow	3.2%	8%	16%
Group Adjusted Operating Earnings	20%	50%	100%
Group Adjusted Operating Cash Flow	4%	10%	20%
Breakthrough Goals Bonus Opportunity
Breakthrough Goals	8%	20%	40%
Total	40%	100%	200%

The chart below summarizes the 2009 corporate performance goals under our Annual Bonus Plan and our Company’s actual performance.

2009 ANNUAL BONUS PLAN CORPORATE CRITERIA

		Threshold	Target	Maximum	Actual
Eligible Named Executive Officer	Criteria	(millions)	(millions)	(millions)	(millions)

All	Company Adjusted Net Income Goal	$98.0	$123.0	$140.0	$105.1
All	Company Adjusted Operating Cash Flow Goal	$186.0	$232.0	$267.0	$211.8
T. Duane Morgan	Engineered Products Group
	Group Adjusted Operating Earnings	$150.0	$188.0	$216.0	$173.9
	Group Adjusted Operating Cash Flow	$154.0	$193.0	$222.0	$164.6
J. Dennis Shull	Industrial Products Group
	Group Adjusted Operating Earnings	$88.0	$110.0	$127.0	$80.3
	Group Adjusted Operating Cash Flow	$135.0	$169.0	$194.0	$192.1

In February 2010, our Compensation Committee evaluated and determined the degree to which the performance goals under the Annual Bonus Plan for 2009 had been met. To the extent actual performance falls between pay-out levels, the named executive officer is entitled to a pro-rata amount. Based on this analysis, our Compensation Committee awarded Messrs. Pennypacker, Castorena, Morgan, and Shull and Mrs. Cornell annual cash bonuses of $321,686, $61,235, $230,315, $142,178, and $127,781, respectively, under the Annual Bonus Plan.

The Compensation Committee did not exercise its discretion to increase or decrease any named executive officer’s 2009 annual cash bonus under the Annual Bonus Plan.

For 2009, the total annual cash bonuses under the Annual Bonus Plan and based on the Breakthrough Goals awarded to Messrs. Pennypacker, Castorena, Morgan, and Shull and Mrs. Cornell, were $725,000, $150,000, $390,000, $340,000, and $310,000, respectively.

Change in Control. Our Annual Bonus Plan contains a change in control provision that deems all outstanding bonus awards to be earned at the target performance goal level and requires us to make a prorated payment to each named executive officer after the effective date of the change in control. For a further description of the potential benefits in case of a change in control, please see the “2009 Potential Payments Upon Termination or Change in Control” discussion on page 56.

Long-Term Incentive Compensation

Under our Incentive Plan, designated employees are eligible from time to time to receive awards in the form of stock options, stock appreciation rights, restricted stock, RSUs, performance shares or long-term cash bonuses, as determined by our Compensation Committee. Historically, awards granted pursuant to the Incentive Plan are granted annually at our February Board meeting, which occurs after the presentation of our annual financial results. The purpose of these awards is to promote our long-term financial interests by encouraging employees to acquire an ownership position in our Company and to provide incentives for specific employee performance. In selecting the recipients and the size and appropriate composition of long-term awards, our Compensation Committee considers each recipient’s opportunity for significant contribution to our future growth and profitability, without regard to his or her existing stock ownership.

For 2009, the target long-term incentive allocation for our named executive officers was as follows:

This allocation is based on our named executive officers obtaining target performance on the 2009 long-term cash bonus opportunity under the Incentive Plan (“2009 L-T Bonus Opportunity”) and the fair market value of the options and RSUs on the date of grant.

Long-Term Equity Incentives. Equity incentives are a material portion of our named executive officers’ total compensation because they encourage long-term focus on stockholder value and are directly and materially linked to performance that advances both the financial performance and profitable growth of our Company. In 2009, our named executive officers received equity incentives consisting of stock options and RSUs. We believe that providing combined grants of stock options and RSUs creates a better balance between risk and reward than stock options alone and further strengthens retention, reinforces incentives for performance and encourages an ownership position in our Company. We believe that the balance of long and short-term incentives and our use of different types of equity and cash compensation awards discourages our management from taking unreasonable risks.

Stock options encourage and motivate our named executive officers to increase stockholder value because options only have value when the price of our Common Stock increases over the stock option’s exercise price. Generally, stock options have an exercise price equal to the closing sale price of our Common Stock on the date of grant and become exercisable in one-third annual increments commencing on the one year anniversary of the option’s grant date.

In November 2008, our Compensation Committee compared the benefits of RSUs and traditional restricted stock awards to determine which type of equity compensation provided us with the best overall compensation tool. In particular, our Compensation Committee considered:

•	General characteristics of each award;

•	Administrative and accounting requirements;

•	Federal income tax implications; and

•	Voting and dividend rights.

In February 2009, our Compensation Committee granted RSUs to our named executive officers rather than traditional restricted stock awards. RSUs are a contractual right to receive a specified number of shares or the value of a specified number of shares in the future. We believe RSUs provide the proper incentive for our executives to focus on sustaining the value of the Company for our stockholders since the value of the RSUs is the value of our stock three years after the grant. The RSUs granted to our named executive officers in 2009 vest at one time, three years from the date of grant, provided the executive officer is still, in most cases, an employee of our Company on such date, and has been continuously employed by our Company since the award was granted. Previously, holders of RSUs did not have any voting or dividend rights with respect to RSUs; however, commencing in 2010, the holders of RSUs will be entitled to any dividends declared by the Company at the same rate as the holders of our Common Stock. Our Compensation Committee awarded the following equity incentive awards to our named executive officers in 2009:

Named Executive Officer	Options	RSUs

Barry L. Pennypacker	50,000	30,000
Helen W. Cornell	16,000	7,300
Armando L. Castorena	8,100	3,700
T. Duane Morgan	7,800	3,500
J. Dennis Shull	8,600	3,900

The specific number of stock options and RSUs granted to the named executive officers was determined by our Compensation Committee based upon (i) the advice and counsel of Hewitt and Mr. Pennypacker (with respect to the other named executive officers), (ii) its performance evaluation of each of the named executive officers, (iii) the scope and level of each named executive officer’s responsibilities, and (iv) its subjective judgment of each of the named executive officer’s contribution to the financial performance of the Company. In approving Mr. Pennypacker’s 2009 stock options and RSU award, the Compensation Committee particularly considered Mr. Pennypacker’s strong leadership and performance during the difficult economic environment of 2009, his foresight in making critical operational improvements in 2009, his responsibility for the financial and operational results of the Company, and the long-term focus on stockholder value. In approving Mrs. Cornell’s 2009 stock options and RSU award, the Compensation Committee particularly considered her tenure with the Company, her efforts in creating a leaner and more efficient finance organization globally, and the long-term focus on stockholder value. In approving Mr. Castorena’s 2009 stock options and RSU award, the Compensation Committee particularly considered his efforts in assisting Mr. Pennypacker with reorganizing the Company from five divisions into two product groups and the long-term focus on stockholder value.

In the aggregate, Messrs. Morgan and Shull were granted less long-term equity incentive awards than the other named executive officers to offset the increase in their target opportunity for the 2009 annual cash bonus. With respect to Messrs. Morgan and Shull, the Compensation Committee evaluated the Company’s financial objectives, the performance objectives for their respective groups, and their tenure with the Company, and determined that an increased cash bonus would provide greater incentive than a larger grant of equity awards.

The options and RSUs granted to Messrs. Pennypacker and Castorena and Mrs. Cornell were consistent with the 50% percentile of the market pay data, and the options and RSUs granted to Messrs. Morgan and Shull were below the 50% percentile of the market pay data.

Long-Term Cash Bonus Awards. Under the Incentive Plan, our Compensation Committee may also grant long-term cash bonus awards to our named executive officers. Eligibility to receive a long-term cash bonus is tied to our achievement of performance targets over a pre-determined performance period, which historically has been three years. We structure our long-term cash bonuses to encourage the named executive officers to focus on achieving sustainable, long-term financial performance that is consistent with our strategic plan.

Long-term cash bonuses are based on any one or more of the following performance measures:

•	Operating income;

•	Net income;

•	Earnings per share of our Common Stock;

•	Earnings before taxes;

•	Return on equity;

•	Cash flow; and

•	Total stockholder return.

We believe our long-term cash bonuses provide a strong incentive for our named executive officers to achieve our long-term strategic and financial performance goals that ultimately increase overall stockholder value. Our Incentive Plan permits such cash bonuses to be denominated in either cash or restricted stock awards. Historically, our Compensation Committee has paid such bonuses in cash because we believe paying these awards in cash appropriately balances the equity and cash components of our long-term compensation opportunities and awards our named executive officers for their successful attainment of our long-term goals. These long-term cash bonuses also encourage retention among our key executives.

In February 2009, our Compensation Committee granted a long-term cash bonus award opportunity to our named executive officers. The 2009 cash bonuses are tied to a compound growth rate of earnings before taxes (EBT) (subject to adjustment as provided under the Incentive Plan) for our industrial businesses, which specifically excludes petroleum products, during the three-year period January 1, 2009 through December 31, 2011. The threshold, target and maximum performance targets that must be met by the end of the performance period are based upon the following compound growth rates of EBT (subject to adjustment as provided under the Incentive Plan) for our industrial businesses (i.e., excluding petroleum products) over the performance period.

Threshold Performance	Target Performance	Maximum Performance

4%	8%	12%

Our Compensation Committee believes our specific performance targets are appropriately challenging and consistent with achieving our long-term growth and profitability objectives. In particular, the threshold, target and maximum levels are set so that the relative difficulty of achieving the target level is believed to be consistent from year to year. The specific performance targets for EBT (as may be adjusted) for our industrial businesses (i.e., excluding petroleum products) are considered competitively sensitive information and disclosure thereof would reveal our tactical operations, sales and marketing initiatives resulting in a significant disadvantage for us in the marketplace. Since we began granting long-term bonus award opportunities in 2001, we have achieved performance in excess of the maximum performance level five times and did not achieve threshold performance level two times, including the current year.

Assuming that at least the threshold performance level is achieved, long-term cash bonuses are calculated by multiplying: (a) the product of (i) the respective named executive officer’s base salary (at the end of the performance period) by (ii) such officer’s respective base salary factor (as set forth below); by (b) the applicable payment opportunity achieved (i.e., threshold (50%), target (100%) or maximum (200%)) at the end of the three-year measurement period. With respect to the 2009 long-term cash incentive bonus that is potentially payable in 2012, the Compensation Committee established the following base salary factors for our named executive officers:

Named Executive Officer	Base Salary Factor

Barry L. Pennypacker	200%
Helen W. Cornell	135%
Armando L. Castorena	80%
T. Duane Morgan	100%
J. Dennis Shull	100%

Our Compensation Committee determined the above base salary factors based on advice from Hewitt and with the intention that such factors would result in a cash bonus opportunity equaling approximately 50% of each respective named executive officer’s total long-term incentive award opportunity. The Compensation Committee considered whether it should decrease the base salary factors for our long-tenured executives, in particular Mrs. Cornell and Messrs. Morgan and Shull. With the advice and consultation of Hewitt and Mr. Pennypacker, the Compensation Committee concluded not to decrease the base salary factors for these executives, but made adjustments in other forms of compensation to be in alignment with our overall compensation philosophy.

Our Compensation Committee believes growth in EBT provides an appropriate and objective measure of long-term performance in the operation of our business because it is closely tied to the creation and retention of stockholder value. The Compensation Committee’s objective is to set an achievable, yet challenging target (100% payout).

In February 2010, our Compensation Committee evaluated and determined the degree to which the criteria for long-term cash bonus award opportunities granted in 2007 to the then named executive officers under the Incentive Plan (the “2007 L-T Bonus Opportunity”) had been met. The criteria for bonus payouts under the 2007 L-T Bonus Opportunity was tied to the compound growth rate of EBT (as may be adjusted) for our industrial businesses (i.e., excluding petroleum products) during the period January 1, 2007 through December 31, 2009. The utilization of the threshold, target or maximum percentages depends upon the achievement of certain levels of compound growth rate of EBT during this three-year period, subject to adjustment as provided under the Incentive Plan. Based on its analysis of the Company’s performance, our Compensation Committee determined that the threshold objectives were not achieved and no bonuses were paid to participating executives under the 2007 L-T Bonus Opportunity.

Change in Control. The Incentive Plan contains a change in control provision that deems all long-term cash bonuses to be earned on a prorated basis of the target payment opportunity and accelerates the vesting of options, restricted stock and RSUs after the effective date of a change in control. For a further description of the potential benefits in case of a change in control, please see the “Potential Payments Upon Termination or Change in Control” discussion on page 56.

Retirement Benefits

We also provide our employees, including our named executive officers, with various retirement benefits. Our retirement plans are designed to assist our employees, including our named executive officers, in planning for retirement and securing appropriate levels of income during retirement. The purpose of our retirement plans is to attract and retain quality executives as these types of benefit plans are typically offered by our competitors.

Pension Plan. We maintain a Pension Plan and previously maintained a Supplemental Excess Defined Benefit Plan for the benefit of certain employees as defined in the Pension Plan. Effective November 1, 2006, we implemented certain revisions to the Pension Plan. Future service credits under the Pension Plan ceased effective October 31, 2006. All of our named executive officers except Mr. Pennypacker and Mr. Castorena, are fully vested in our Pension Plan and Supplemental Excess Defined Benefit Plan. Mr. Pennypacker and Mr. Castorena joined the Company after November 1, 2006 and will not receive any benefits under our Pension Plan or Supplemental Excess Defined Benefit Plan.

Retirement Savings Plan. Our Retirement Savings Plan is a tax-qualified retirement savings plan. All full-time or eligible part-time U.S. employees, including the named executive officers, are eligible to participate in the Retirement Savings Plan. Employees may contribute from 1% to 100% of compensation tax deferred to the Plan up to the applicable IRS limit. We match employee contributions on the first 3% of employee compensation ($1 for each $1) and on the second 3% of employee compensation ($0.50 for each $1). The Company match is contributed in the form of our Common Stock. Participants may transfer out of our Common Stock to one of twenty investment funds at any time. Beginning November 1, 2006, employees at certain eligible locations also receive a non-elective Company contribution equal to the former Pension Plan credits. The non-elective Company contribution credits each employee’s account with 4% of total compensation paid, up to the Social Security wage base for the year, plus 8% of total compensation paid in excess of the Social Security wage base up to the IRS annual compensation limit. For purposes of the non-elective Company contribution, total compensation is cash remuneration paid during the year by our Company to or for the benefit of a participant, including base salary for the current year, annual cash bonus earned during the prior year but paid in the current year for our named executive officers and the long-term cash bonus opportunity earned over the prior three-year period but paid in 2009. All employee and Company matching contributions are fully vested immediately and the non-elective Company contribution becomes fully vested after 3 years of employment. All named executive officers are fully vested in the non-elective Company contribution portion of the Retirement Savings Plan, except Mr. Pennypacker and Mr. Castorena, who will fully vest on the third anniversary of their employment with the Company.

Supplemental Excess Defined Contribution Plan. In addition to the Retirement Savings Plan, employees receiving a base pay of $110,000 or higher, including our named executive officers, are eligible to participate in the Excess Contribution Plan. This plan provides executives with a similar level of benefits afforded to all other employees who are not subject to the limitations imposed by the IRS on our tax qualified 401(k) plan. The named executive officers are also credited with a non-elective Company contribution of 12% of recognized compensation in excess of the IRS limit. Company matching contributions under the Excess Contribution Plan are contributed in the form of cash rather than our Common Stock. The Company non-elective contributions are also contributed in cash. The Excess Contribution Plan is funded by a Rabbi Trust. All employee and Company matching contributions are fully vested immediately and the non-elective Company contribution becomes fully vested after 3 years of employment. All named executive officers are fully vested in the non-elective Company contribution portion of the Excess Contribution Plan, except Mr. Pennypacker and Mr. Castorena, who will fully vest on the third anniversary of their employment with the Company.

Other Perquisites

Standard Employee Benefits. In addition to the compensation and retirement plans listed above, all of our U.S. employees, including our named executive officers, are eligible to receive health, dental, disability and life insurance coverage. Additionally, all employees are entitled to vacation, sick leave and other paid holidays. Our commitment to provide employees with these benefits recognizes our belief that the health and well-being of our employees directly impacts our overall success.

Perquisites. Our Compensation Committee believes that the perquisites we provide conform to our overall executive compensation program and assist in recruiting and retaining key executives. In general, the cost of these benefits constitutes a small portion of our named executive officers’ total compensation and we believe providing such perquisites are consistent with the pay practices of our custom peer group. The cumulative values of such perquisites are included in the “All Other Compensation” column of the 2009 Summary Compensation Table on page 48 and are individually accounted for in the “All Other Compensation Table” on page 49.

The following perquisites are offered to our named executive officers:

•	Annual tax planning and preparation services;

•	Estate planning services (once every five (5) years);

•	Executive retirement planning;

•	An annual executive physical (elective for 2009 but became mandatory for 2010 fiscal year);

•	Long-term disability insurance;

•	Executive long-term care insurance;

•	Matching charitable contributions; and

•	Relocation assistance, as appropriate.

The counseling and planning perquisites assist our named executive officers in managing their long-term financial viability and optimizing the value of our other compensation plans that ultimately benefits our Company.

Long-term disability insurance for all of our salaried, U.S. employees, contains a benefit of 66 2/3 of covered compensation up to a monthly maximum of $7,000. Our named executive officers are offered this same benefit with a monthly maximum of $15,000. The increased monthly maximum is more commensurate with our named executive officers’ salaries than our standard employee monthly maximum because the monthly maximum on our standard long-term disability insurance would not provide the same percentage of salary benefit to our named executive officers as it does our other employees. The additional long-term disability insurance is designed to achieve the replacement of income as compared to other Company employees as a percentage of pay should an unforeseeable injury or disability occur.

The long-term care insurance offered to our named executive officers is paid for over a ten-year period, provided the executive remains employed by our Company. The benefits under this policy include medical care at home and at a variety of healthcare facilities. The daily benefit is currently $300 per day and will increase over time with a cost of living adjustment.

We have long had a tradition of supporting charitable organizations in areas where our employees are located. To encourage our named executive officers to support charitable organizations, which best serve the educational, health, welfare, cultural, civic and social needs of the community, we have developed an Executive Matching Gift Program. We match charitable donations made by our named executive officers of up to $2,500 annually that are made to eligible organizations under our policy. However, there is no limit on the matching donations made by the Chief Executive Officer. Historically, the total matching contributions made by our Company on behalf of Mr. Pennypacker, during any calendar year has not been more than $2,000.

We provide relocation assistance to move certain of our current employees and new hires, which covers most of the reasonable costs and expenses incurred by our employees during the move. Reasonable costs and expenses include items such as temporary living, trips between their prior home and the relocation city, costs associated with purchasing a new home, assistance with sale of their current residence, moving costs, a miscellaneous allowance of one month’s salary, and other approved reasonable expenses. During 2009, Mr. Pennypacker received relocation assistance of $124,192, which included $35,686 for tax gross-up payments to cover certain tax expenses related to relocation benefits.

Security Ownership Requirements

We maintain stock ownership requirements for our nonemployee directors, executive officers and other key employees. Under these requirements, each nonemployee director is expected to maintain an equity interest in our Company equal to three (3) times his or her annual cash compensation, including compensation for Board and Committee meeting attendance, but excluding the value of equity compensation granted pursuant to the Incentive Plan or amounts we contributed on behalf of such director to our Phantom Stock Plan. The director ownership requirements are to be achieved by the end of the directors’ first three (3) years of service. These requirements also require that our Chief Executive Officer maintain an equity interest equal to five (5) times his annual base salary and each executive officer and corporate vice president maintain an equity interest in our Company equal to three (3) times their annual base salary. The management ownership requirements are to be achieved by the fifth anniversary of each individual’s appointment as an officer. Common Stock held directly by the director or officer or their respective immediate family members, and indirectly for the benefit of the director or officer in an IRA account, family trust, the Retirement Savings Plan and/or the related Excess Contribution Plan, are considered in determining compliance with these requirements. In the case of nonemployee directors, phantom stock units acquired through the director’s deferral of cash compensation are also considered in determining compliance with our stock ownership requirement. Failure to meet these requirements within the allotted time will be taken into consideration when evaluating the individual’s commitment to a continuing relationship with our Company. All directors and named executive officers, except Mr. Shull, are in compliance with our security ownership requirements. Mr. Shull was authorized to reduce his ownership in our Common Stock at the time he announced his intention to retire on January 2, 2009. Mr. Shull later elected not to retire and the Governance Committee has advised Mr. Shull that he will be required to satisfy his ownership requirements by the fifth anniversary of his promotion in January 2009.

Change in Control Agreements

We are party to Change in Control Agreements, referred to herein as the “CIC Agreements,” with each of our named executive officers. For an executive to receive benefits under their CIC Agreement, two events must occur: (a) a change in control and (b) termination by the Company of the executive officer’s employment other than for “cause” or termination by the executive officer for “good reason,” as defined below. This two-prong requirement allows us and our executive officers to concentrate on our goals and the potential change in control without incurring any costs unless an executive officer is terminated. The CIC Agreements also prohibit the executive officer from disclosing confidential information and from soliciting our employees, customers or clients.

In 2008, our Compensation Committee retained Hewitt to do a market analysis of our CIC Agreements and external legal counsel to review our CIC Agreements in light of the new tax regulations and other legal developments. Our Compensation Committee reviewed the Hewitt report, recommendations from legal counsel, and the terms and conditions of our CIC Agreements in relation to the change in control provisions included in our Incentive Plan and Annual Bonus Plan. Following this review, our Compensation Committee determined that maintaining these agreements with certain revisions are in the best interest of the stockholders in light of our named executive officers’ knowledge and experience and the need for management continuity during a potential change in control. Our Compensation Committee believes our CIC Agreements encourage each of our named executive officers to continue to carry out their officer’s duties in the event of a possible change in control of our Company. For a further description of the potential benefits in case of a change in control, please see the “Potential Payments Upon Termination or Change in Control” discussion on page 56.

Other

Section 162(m) of the Code, limits the deductibility by public corporations of certain non-performance based compensation paid to specified executive officers. Our Compensation Committee endeavors to maximize deductibility of compensation by qualifying for exemption from the Section 162(m) limitations to the extent practicable, subject, however, to maintaining competitive compensation. However, our Compensation Committee does not strictly limit executive compensation to that which is exempt from the deduction limitations of Section 162(m) and has not adopted a policy requiring all compensation to be so exempt. Our Compensation Committee believes that adopting such a policy would limit its ability to maintain flexibility in compensating named executive officers.

We believe that all of the compensation that was paid to our named executive officers in 2009 qualified for deduction under the Code. We believe that the 2009 Breakthrough Goals Bonuses described in this proxy statement may not be exempt from the deduction limitations of Section 162(m); however, the deduction for those bonuses would not be claimed until 2010 and, therefore, we cannot be certain whether and the extent to which those bonuses would be nondeductible. Similarly, compensation attributable to RSUs granted to named executive officers will not be exempt from the deduction limitations of Section 162(m) and, accordingly, we cannot be certain whether and the extent that such compensation will be nondeductible, pursuant to the limitations of Section 162(m) of the Code, when and as the RSUs become vested and we would otherwise be entitled to claim a tax deduction for such compensation.

EXECUTIVE COMPENSATION TABLES

2009 SUMMARY COMPENSATION TABLE

The following table presents compensation paid to or earned by each of our named executive officers for the fiscal years ended 2009, 2008 and 2007. Our named executive officers are members of our executive management team who are required to be disclosed due to their overall compensation or position in our Company. We have not entered into any employment agreements, except the CIC Agreements discussed previously and under the “Potential Payments Upon Termination or Change in Control” discussed on page 56, with any of our named executive officers.

							Change in
							Pension
							Value &
						Non-	Nonqualified
						Equity	Deferred
						Incentive Plan	Compen-
				Stock	Option	Compen-	sation	All Other
Name and Principal				Awards	Awards	sation	Earnings	Compen-
Position	Year	Salary	Bonus(1)	(2),(3)	(3),(4)	(5)	(6)	sation(7)	Total

Barry L. Pennypacker	2009	$691,667	$403,314	$555,900	$366,865	$321,686	$0	$471,984	$2,811,416
President & CEO	2008	$618,332	$0	$1,076,400	$377,037	$1,583,356	$0	$387,340	$4,042,465
Helen W. Cornell	2009	$381,669	$182,219	$135,269	$117,397	$127,781	$252,088	$292,736	$1,489,159
Executive Vice	2008	$357,516	$0	$161,460	$136,990	$1,378,543	$10,976	$249,215	$2,294,700
President, Finance & CFO	2007	$337,512	$0	$108,885	$96,788	$1,104,000	$3,439	$141,646	$1,792,270
Armando L. Castorena	2009	$265,419	$88,765	$68,561	$54,703	$61,235	$0	$75,803	$614,486
Vice President, Human Resources
T. Duane Morgan	2009	$335,001	$159,685	$64,855	$57,231	$230,315	$16,758	$187,942	$1,051,787
Vice President & President Engineered	2008	$253,084	$0	$82,524	$57,274	$761,471	$723	$145,362	$1,300,438
Products Group
J. Dennis Shull	2009	$370,000	$197,822	$72,267	$63,101	$142,178	$390,553	$176,087	$1,412,008
Executive Vice President &	2008	$309,000	$0	$96,876	$82,948	$916,000	$16,846	$136,258	$1,557,928
President Industrial Products	2007	$300,000	$0	$62,475	$55,602	$656,730	$11,869	$113,396	$1,200,072
Group

(1)	Reflects the aggregate amounts received by each executive officer for the Breakthrough Goals Bonus.

(2)	On February 23, 2009, Messrs. Pennypacker, Castorena, Morgan, and Shull and Mrs. Cornell were granted 30,000, 3,700, 3,500, 3,900 and 7,300 RSUs, respectively. The RSUs granted during 2009 cliff vest three years after the date of grant.

(3)	Amounts reflect the aggregate fair value of the respective equity award computed in accordance with ASC 718, except no assumption for forfeitures was included. See Note 15 “Stock-based Compensation Plans” of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009, regarding assumptions underlying valuation of equity awards.

(4)	On February 23, 2009, Messrs. Pennypacker, Castorena, Morgan and Shull and Mrs. Cornell were granted 50,000, 8,100, 7,800, 8,600, and 16,000 stock options, respectively. The stock options granted during 2009 vest in one-third increments commencing on the one-year anniversary of the option’s grant date.

(5)	Reflects the aggregate amounts received under our Annual Bonus Plan and our Incentive Plan for the fiscal year indicated. For 2009, these amounts included awards under the Annual Bonus Plan to Messrs. Pennypacker, Castorena, Morgan, and Shull and Mrs. Cornell as follows: $321,686, $61,235, $230,315, $142,178, and $127,781, respectively, as there was no payout under the 2007 L-T Bonus Opportunity under our Incentive Plan for the three-year performance period beginning January 1, 2007 and ending on December 31. 2009.

(6)	These amounts reflect the increase in the present value of the named executive officer’s Pension Plan benefits through December 31, 2006, which, because of the Pension Plan freeze, includes accruals through October 31, 2006. The Pension Plan is a cash balance plan. The change in pension value includes interest credits on the cash balance accounts at the assumed long-term interest rate of 5.5% per year through normal retirement age and the pay-related credits to the cash balance accounts for the year. The pay related credits were calculated at 4% of compensation up to the social security wage base and 8% above the social security wage base up to the annual IRS compensation limit.

(7)	Amounts under “All Other Compensation” reflect our Company contributions on behalf of each of the named executive officers to the Retirement Savings Plan and the related Excess Contribution Plan, premiums paid by the Company on behalf of each of the named executive officers under the Executive Long-Term Care Program, annual executive physicals, the premiums paid by us on behalf of the named executive officers for long-term disability insurance (the maximum benefits for named executive officers are different than other employees), tax planning and preparation services (with tax gross-up payments), matching charitable contributions, relocation expenses, and other special payments, as applicable, broken down as follows for fiscal years ended 2009, 2008 and 2007.

ALL OTHER COMPENSATION TABLE

		Retire-	Supplemental			Long
		ment	Excess		Annual	Term	Tax	Matching
		Savings	Contribution	LTC Plan	Executive	Disability	Planning	Charitable	Special
Name	Year	Plan(1)	Plan(2)	Premiums	Physicals	Premiums	Fees(3)	Contribution	Payments		Total

Barry L. Pennypacker	2009	$15,033	$304,503	$22,617	$0	$918	$4,721	$0	$124,192	(4)	$471,984
	2008	$17,933	$58,250	$0	$0	$918	$3,077	$2,000	$305,162		$387,340
Helen W. Cornell	2009	$15,791	$255,401	$13,059	$194	$918	$4,721	$2,500	$152	(5)	$292,736
	2008	$18,255	$209,868	$13,059	$0	$918	$4,615	$2,500	$0		$249,215
	2007	$16,538	$105,226	$13,059	$0	$1,323	$3,000	$2,500	$0		$141,646
Armando L. Castorena	2009	$18,298	$24,624	$27,226	$0	$884	$4,721	$50	$0		$75,803
T. Duane Morgan	2009	$16,534	$147,799	$16,890	$0	$918	$4,721	$1,000	$80	(6)	$187,942
	2008	$18,312	$104,051	$16,890	$593	$901	$4,615	$0	$0		$145,362
J. Dennis Shull	2009	$18,103	$138,795	$10,834	$216	$918	$4,721	$2,500	$0		$176,087
	2008	$17,166	$99,875	$10,834	$350	$918	$4,615	$2,500	$0		$136,258
	2007	$16,350	$78,750	$10,834	$322	$1,323	$3,317	$2,500	$0		$113,396

(1)	This column represents Company contributions in the Retirement Savings Plan. For further discussion of these contributions, see the Compensation Discussion & Analysis — Retirement Benefits on page 45.

(2)	Effective November 1, 2006, the Supplemental Excess Defined Benefit Plan was merged into the Excess Contribution Plan. Effective with the merger, the 12% Company contribution in excess of the IRS annual compensation is made to the Excess Contribution Plan.

(3)	The tax planning fees also includes tax gross-up payments of $1,721, made on behalf of our named executive officers.

(4)	The special payments made to Mr. Pennypacker in 2009 consisted of: (a) $88,506 in benefits received under our relocation program and (b) $35,686 for tax gross-up payments to cover certain tax expenses related to relocation benefits. For further discussion of our relocation program, see the Compensation Discussion & Analysis — Other Perquisites on page 46.

(5)	The special payments made to Mrs. Cornell in 2009 consisted of $152 of dividends on her restricted stock.

(6)	The special payment made to Mr. Morgan in 2009 consisted of $80 of dividends on his restricted stock.

2009 GRANTS OF PLAN-BASED AWARDS

The following table presents grants of plan-based awards granted pursuant to our Incentive Plan during the fiscal year ended on December 31, 2009. The estimated future payouts under non-equity incentive plan awards are the long-term cash bonus award opportunity granted in 2009. While the actual award will be based on the ending base salaries of our named executive officers for 2010, the estimates provided in this table are calculated using the named executive officers’ current salaries as of January 1, 2010.

								All Other	All Other		Closing
								Stock	Option		Price of
					Estimated Future			Awards:	Awards:	Exercise	Shares of
		Estimated Future Payouts			Payouts			Number of	Number of	or Base	Stock on	Grant Date
		Under Non-Equity			Under Equity Incentive			Shares of	Securities	Price of	Date of	Fair Value
		Incentive Plan Awards			Plan Awards			Stock or	Underlying	Option	Option	of Stock and
	Grant	Thres-		Maxi-	Thres-		Maxi-	Units	Options	Awards	Awards	Option
Name	Date	hold	Target	mum	hold	Target	mum	(#)(3)	(#)(4)	($/Sh)(4)	($/Sh)(4)	Awards(5)

Barry L. Pennypacker
ACB(1)	2/23/2009	$315,000	$630,000	$1,260,000
RSU	2/23/2009							30,000				$555,900
Options	2/23/2009								50,000	$18.53	$18.53	$366,865
LTCBA(2)	2/23/2009	$700,000	$1,400,000	$2,800,000
Helen W. Cornell
ACB(1)	2/23/2009	$125,125	$250,250	$500,500
RSU	2/23/2009							7,300				$135,269
Options	2/23/2009								16,000	$18.53	$18.53	$117,397
LTCBA(2)	2/23/2009	$259,875	$519,750	$1,039,500
Armando L. Castorena
ACB(1)	2/23/2009	$59,963	$119,925	$239,850
RSU	2/23/2009							3,700				$68,561
Options	2/23/2009								8,100	$18.53	$18.53	$54,703
LTCBA(2)	2/23/2009	$106,600	$213,200	$426,400
T. Duane Morgan
ACB(1)	2/23/2009	$201,000	$402,000	$804,000
RSU	2/23/2009							3,500				$64,855
Options	2/23/2009								7,800	$18.53	$18.53	$57,231
LTCBA(2)	2/23/2009	$167,500	$335,000	$670,000
J. Dennis Shull
ACB(1)	2/23/2009	$222,000	$444,000	$888,000
RSU	2/23/2009							3,900				$72,267
Options	2/23/2009								8,600	$18.53	$18.53	$63,101
LTCBA(2)	2/23/2009	$185,000	$370,000	$740,000

ACB:	Amounts represent the range of possible payouts of the annual cash bonus tied to net income and operating cash flow over a 12-month performance period under our Annual Bonus Plan.

RSU:	Awards of restricted stock units under our Incentive Plan.

Options:	Stock option awards under our Incentive Plan.

LTCBA:	Amounts represent the range of possible payouts of the long-term cash bonus award that is tied to compound growth rate of EBT (as may be adjusted) over a three-year performance period under our Incentive Plan.

(1)	The 2009 annual cash bonus award is tied to net income and operating cash flow. For further discussion of these awards, see the Compensation Discussion & Analysis — Annual Cash Compensation on page 37.

(2)	The 2009 long-term cash bonus award is tied to the compound growth rate of EBT for our industrial businesses during the period January 1, 2009 through December 31, 2011. The utilization of threshold (50%), target (100%) or maximum (200%) percentages will depend upon the achievement of certain compound growth rates of EBT during this period, subject to adjustment as provided under the Incentive Plan. These percentages will be applied to participants’ base salaries multiplied by a base salary factor at the end of 2011 to determine the long-term cash bonus for the period, if any. The amounts listed as estimated future payouts are based on each executive’s 2009 salary while the actual payout will be based on each executive’s 2011 salary. For further discussion of these awards, see the Compensation Discussion & Analysis — Annual Cash Compensation on page 37.

(3)	RSUs granted pursuant to our Incentive Plan on February 23, 2009 to our named executive officers cliff vest three years from the date of grant.

(4)	Stock options granted pursuant to the Incentive Plan on February 23, 2009 vest in one-third annual increments commencing on the one-year anniversary of the option’s grant date and remain exercisable for a period of seven years from the date of grant. The exercise price of the 2009 stock options is equal to the market close price of our Common Stock as reported by the composite tape of the NYSE on February 23, 2009, which was $18.53.

(5)	Amounts reflect the aggregate grant date fair value of the equity award computed in accordance with ASC 718 except no assumption for forfeitures was included. The grant date fair value of the restricted stock unit grants was based on the closing price of the Company’s common stock on the grant date of $18.53. See Note 15 “Stock-based Compensation Plans” of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009, regarding assumptions underlying the valuation of such equity awards.

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Our named executive officers have been previously granted equity awards in the form of stock options, restricted stock awards and RSUs pursuant to our Incentive Plan. The following table presents information regarding outstanding stock options, restricted stock awards and RSUs as of December 31, 2009.

	Option Awards					Stock Awards
							Number
							of Shares	Market Value
		Number of	Number of				or Units	of Shares
		Securities	Securities				of Stock	or Units
		Underlying	Underlying				That	of Stock
		Unexercised	Unexercised	Option	Option		Have Not	That Have
		Options (#)	Options (#)	Exercise	Expiration	Grant	Vested	Not Vested
Name	Grant Date	Exercisable	Unexercisable	Price	Date	Date	(#)	(1)

Barry L. Pennypacker	2/18/2008	10,000	20,000	$35.88	2/18/2015
	2/23/2009	0	50,000	$18.53	2/23/2016
						2/18/2008	30,000	$1,276,500
						2/23/2009	30,000	$1,276,500
Helen W. Cornell	2/19/2007	4,700	2,350	$35.70	2/19/2014
	2/18/2008	3,634	7,266	$35.88	2/18/2015
	2/23/2009	0	16,000	$18.53	2/23/2016
						2/19/2007	3,050	$129,778
						2/18/2008	4,500	$191,475
						2/23/2009	7,300	$310,615
Armando L. Castorena(2)	9/15/2008	834	1,666	$39.05	9/15/2015
	2/23/2009	0	8,100	$18.53	2/23/2016
						9/15/2008	10,244	$435,882
						2/23/2009	3,700	$157,435
T. Duane Morgan	2/20/2006	8,200	0	$30.58	2/20/2013
	2/19/2007	2,467	1,233	$35.70	2/19/2014
	2/18/2008	1,867	3,733	$35.88	2/18/2015
	2/23/2009	0	7,800	$18.53	2/23/2016
						2/19/2007	1,600	$68,080
						2/18/2008	2,300	$97,865
						2/23/2009	3,500	$148,925
J. Dennis Shull	2/20/2006	10,900	0	$30.58	2/20/2013
	2/19/2007	2,700	1,350	$35.70	2/19/2014
	2/18/2008	2,200	4,400	$35.88	2/18/2015
	2/23/2009	0	8,600	$18.53	2/23/2016
						2/19/2007	1,750	$74,463
						2/18/2008	2,700	$114,885
						2/23/2009	3,900	$165,945

(1)	The market value of the stock awards represents the product of the closing price of the Company’s Common Stock as of December 31, 2009, which was $42.55, and the number of shares underlying each such stock award.

(2)	Mr. Castorena was awarded options and restricted stock units upon his employment with the Company on September 15, 2008.

Option Awards Vesting Schedule
Grant Date	Vesting Schedule

2/20/2006	One-third vests each year on 2/20/2007, 2/20/2008 and 2/20/2009
2/19/2007	One-third vests each year on 2/19/2008, 2/19/2009 and 2/19/2010
2/18/2008	One-third vests each year on 2/18/2009, 2/18/2010 and 2/18/2011
9/15/2008	One-third vests each year on 9/15/2009, 9/15/2010 and 9/15/2011(1)
2/23/2009	One-third vests each year on 2/23/2010, 2/23/2011 and 2/23/2012

Stock Awards Vesting Schedule
Grant Date	Vesting Schedule

2/19/2007	Cliff vests on 2/19/2010

RSUs Awards Vesting Schedule
Grant Date	Vesting Schedule

2/18/2008	Cliff vests on 2/18/2011
9/15/2008	Cliff vests on 9/15/2011(1)
2/23/2009	Cliff vests on 2/23/2012

(1)	Mr. Castorena was awarded options and restricted stock units upon his employment with the Company on September 15, 2008.

2009 OPTION EXERCISES AND STOCK VESTED

The following table presents the amounts each named executive officer received in 2009 upon exercise of options and the value realized upon the vesting of restricted stock awards. The value realized on the exercise of options and vesting of restricted stock does not account for the personal tax liability incurred by our named executive officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($)

Barry L. Pennypacker	0	0	0	0
Helen W. Cornell(1)	119,116	2,721,983	6,000	120,060
Armando L. Castorena	0	0	0	0
T. Duane Morgan	0	0	3,400	68,034
J. Dennis Shull	0	0	4,600	92,046 (2)

(1)	Mrs. Cornell exercised 13,616 options on June 12, 2009 acquiring the underlying shares at an exercise price of $8.81 with the value realized on exercise calculated using a market value of $27.38 per share. The following options were exercised on November 17, 2009 with the value realized on exercise calculated using a market value of $39.96: 7,326 options acquiring the underlying shares at an exercise price of $9.85; 9,332 options acquiring the underlying shares at an exercise price of $9.98; 13,664 options acquiring the underlying shares at an exercise price of $8.84; 7,922 options acquiring the underlying shares at an exercise price of $14.51 and 6,392 options acquiring the underlying shares at an exercise price of $20.09. Mrs. Cornell exercised 4,668, 5,536, 5,674, 6,878 and 9,144 options on November 18, 2009 with an exercise price of $9.98, $8.84, $9.85, $14.51 and $20.09, respectively, and sold with an average market price of $39.13; 4,800 options on December 3, 2009 with an exercise price of $20.09 and sold with an average market price of $39.00; 9,664 and 14,500 options on December 4, 2009 with an exercise price of $20.09 and $30.58, respectively, and sold with an average market price of $39.00.

(2)	Mr. Shull was retirement eligible at the time of the Restricted Stock Award and paid tax on the value realized of $30.58 per share.

PENSION BENEFITS

We maintain a frozen Pension Plan and previously maintained a Supplemental Excess Defined Benefit Plan for the benefit of certain employees as defined in the frozen Pension Plan. We also maintain certain other pension plans in which our named executive officers do not participate.

Under the frozen Pension Plan, we credited 4% of total compensation paid, up to the Social Security wage base for the year, plus 8% of total compensation paid in excess of the Social Security wage base up to the IRS annual compensation limit, annually to each individual’s account. For purposes of the frozen Pension Plan, total compensation is cash remuneration paid during the year by us to or for the benefit of a participant, including base salary for the current year, annual cash bonus earned during the prior year but paid in the current year for our named executive officers and the 2003 long-term cash bonus paid in 2006.

Benefits at retirement are payable, as the participant elects, in the form of a level annuity with or without survivorship or a lump-sum payment. We maintained the status of the frozen Pension Plan as a qualified defined benefit plan through sufficient contributions to a trust fund to meet the minimum requirements under the Internal Revenue Code.

Effective November 1, 2006, we implemented certain revisions to the frozen Pension Plan. Future service credits under the frozen Pension Plan ceased effective October 31, 2006. The accrued benefit was credited with interest that is equal to the rate on the 30 year constant maturity rates for December of the prior plan year. The participants’ accrued benefits under the frozen Pension Plan will not be less than the amount of each participant’s accrued and vested benefits as of October 31, 2006. If a participant is not fully vested in his or her accrued benefit under the frozen Pension Plan, the participant will continue to earn time toward vesting based on continued service.

In connection with the revisions to the frozen Pension Plan, we increased future Company contributions to certain Company-sponsored defined contribution savings plans, one of which is a qualified plan under the requirements of Section 401(k) of the Internal Revenue Code. The benefits provided to each executive officer are the same as they were under the frozen Pension Plan, meaning that we now credit the monies that would have been previously credited to the frozen Pension Plan to our Retirement Savings Plans.

Our Compensation Committee determined that the changes in the retirement benefits would provide advantages for both our Company and our employees. The change enabled us to reduce our long-term unfunded liabilities and gain better control over our retirement expense/cash flow volatility. The changes also provide greater benefits to our employees because they retain the same cash benefit they had with the frozen Pension Plan while gaining control over investment decisions and with the potential of obtaining greater investment growth opportunities. For 2009, employees’ accrued benefit under the frozen Pension Plan was increased with an annual interest credit of 2.87%.

We also maintained the Supplemental Excess Defined Benefit Plan. The Supplemental Excess Defined Benefit Plan is a nonqualified plan providing certain employees, including our named executive officers, frozen Pension Plan benefits that cannot be paid from a qualified, defined benefit plan due to provisions of the Internal Revenue Code. The Supplemental Excess Defined Benefit Plan provided our named executive officers with a credit of 12% of annual compensation in excess of the IRS annual compensation limit for 2006 of $220,000. Effective November 1, 2006, the Supplemental Excess Defined Benefit Plan was merged into the Supplemental Excess Defined Contribution Plan, and funded through a Rabbi Trust. Effective with the merger, the 12% Company contribution is made to the Supplemental Excess Defined Contribution Plan.

The following table presents individualized information for each named executive officer as of December 31, 2009, on the actuarial present value of the accumulated benefit under our frozen Pension Plan determined using interest rate and mortality rate assumptions consistent with those used in our financial statements and the number of years of credited service.

			Present
			Value of
		Number of Years	Accumulated
		Credited Service	Benefits	Payments During
Name	Plan Name	(#)(1)	(2),(3),(4)	Last Fiscal Year

Barry L. Pennypacker	Pension Plan	0	$0	$0
Helen W. Cornell	Pension Plan	19	$252,088	$0
Armando L. Castorena	Pension Plan	0	$0	$0
T. Duane Morgan	Pension Plan	3	$16,758	$0
J. Dennis Shull	Pension Plan	33	$390,553	$0

(1)	Under the frozen Pension Plan, an individual is retirement eligible at age 55. Our frozen Pension Plan does not delineate between early retirement and retirement provided the individual meets the retirement eligibility requirements noted above. Mr. Pennypacker and Mr. Castorena joined the Company after the Pension Plan was frozen and will not receive any benefits under our frozen Pension Plan. Messrs. Morgan and Shull are currently retirement eligible.

(2)	The frozen Pension Plan is a cash balance account and for financial reporting purposes all employees reaching retirement age are assumed to select a lump sum. Therefore, the Present Value of Accumulated Benefits as of December 31, 2009, is the present value of the anticipated lump sum benefit to be paid at normal retirement age. In determining the present value, the long-term interest crediting rate is assumed to be 5.5% and the discount rate is assumed to be 5.7%.

(3)	The elements of compensation included in determining benefits under the frozen Pension Plan include annual salary, annual bonus and long-term cash bonuses.

(4)	The benefits above will not be modified upon a change in control since all the participating named executive officers are vested.

2009 NONQUALIFIED DEFERRED COMPENSATION

In addition to the Retirement Savings Plan, employees receiving a base pay of $110,000 or higher, including our named executive officers, are eligible to participate in our Excess Contribution Plan. Eligible employees elect a deferral percentage under the Retirement Savings Plan at the time of enrollment in the Excess Contribution Plan or once per year in December for the following year. A separate election to defer from the annual bonus is made in June for the bonus payable the following year. Employees start contributing to the Excess Contribution Plan when they exceed the IRS pre-tax limits and the catch up limit for participants age 50 or over. The Company matches the first 3% of employee contributions $1 for each $1 and the second 3% of employee contributions $0.50 for each $1. The Company match is contributed in the form of cash. Our named executive officers and certain other eligible executives receive a non-elective Company contribution of 12%, after they exceed the annual IRS compensation limit. Account balances from the former Supplemental Excess Defined Benefit Plan were merged into this Plan on November 1, 2006. All employee and Company matching contributions are fully vested immediately and the non-elective Company contribution becomes fully vested after three years (3) of employment. All named executive officers are fully vested in the non-elective Company contribution portion of the Excess Contribution Plan, except Mr. Pennypacker and Mr. Castorena, who will fully vest on the third anniversary of their employment with the Company.

The investment options available to our named executive officers under our Excess Contribution Plan are virtually the same as those offered to all of our employees under our Retirement Savings Plan. Because some investment options available under our Retirement Savings Plan are not available for our nonqualified plan, we have made similar investment options available to our nonqualified plan participants. The table below shows the funds available under the Excess Contribution Plan and their annual rate of return for the calendar year ended December 31, 2009, as reported by the administrator of the Retirement Savings Plan.

	Ticker	2009		Ticker	2009
	Symbol/	Rate of		Symbol/	Rate of
Investment Name	Index Type	Return	Investment Name	Index Type	Return

JP Morgan Core Bond Fund-Ultra	JCBUX	9.78	American Funds Euro Pacific Growth-R4	REREX	39.13
American Funds Growth Fund of America-R5	RGAFX	34.91	American Century Small Cap Value-Inv	ASVIX	38.75
Dodge & Cox Stock	DODGX	31.27	Columbia Mid Cap Value-Z	NAMAX	32.54
JPMorgan Equity Index-Select	HLEIX	26.42	Wells Fargo Advantage Small Cap Growth I**	WFSIX	51.6
MFS International New Discovery- A	MIDAX	47.34	JPMorgan Small Retirement 2010-Inst	JSWIX	23.57
Dreyfus Mid Cap Index	PESPX	37.04	JPMorgan Small Retirement 2015-Inst	JSFIX	26.82
JPMorgan Prime Money Market- Morgan	VMVXX	0.25	JPMorgan Smart Retirement 2020-Inst	JTTIX	29.39
Baron Partners Fund*	BPTRX	28.20	JPMorgan Smart Retirement 2030-Inst	JSMIX	32.98
Pennsylvania Mutual Fund-Inv	PENNX	36.28	JPMorgan Smart Retirement 2040-Inst	SMTIX	33.87
Columbia Acorn Fund-Z	ACRNX	39.65	JPMorgan Smart Retirement Income-Inst	JSIIX	21.62
Gardner Denver Common Stock	GDI	82.52

*	Baron Partners Fund removed on 10/08/2009

**	Wells Fargo Advantage Small Cap Growth I added on 10/09/2009

The following table presents the full amount of nonqualified deferred compensation accounts that we are obligated to pay each named executive officer, including the full amount of earnings for the fiscal year ended on December 31, 2009. This table does not include benefits under our tax-qualified retirement plans.

					Aggregate
	Executive	Company			Balance
	Contributions in	Contributions in		Aggregate	at Last
	Last FY	Last FY	Aggregate Earnings	Withdrawals/	FYE
Name	(1)	(1)	in Last FY	Distributions	(2)

Barry L. Pennypacker	$60,901	$304,503	$202,289	$0	$628,288
Helen W. Cornell	$310,959	$255,401	$645,807	$0	$2,395,759
Armando L. Castorena	$49,855	$24,624	$8,846	$0	$97,913
T. Duane Morgan	$290,192	$147,799	$257,152	$0	$1,068,798
J. Dennis Shull	$58,583	$138,795	$542,045	$0	$1,819,574

(1)	Our named executive officers have all elected to defer a percentage of their annual salary and some of our named executive officers have elected to defer a percentage of their bonuses to our Excess Contribution Plan. Employees start contributing to the Excess Contribution Plan when they exceed the IRS pre-tax limits and the catch-up limit for participants age 50 or over. We match the first 3% of employee contributions $1 for each $1 and the second 3% of employee contributions $0.50 for each $1. Our match is contributed as cash. Effective November 1, 2006, the named executive officers and certain other eligible executives receive a non-elective Company contribution of 12%, after they exceed the annual IRS compensation limit. Account balances from the former Supplemental Excess Defined Benefit Plan were merged into this Plan on November 1, 2006. All employee and Company matching contributions are fully vested immediately and all named executive officers, except Mr. Pennypacker and Mr. Castorena, are fully vested in the non-elective Company contribution portion of the Excess Contribution Plan and the account balance that was transferred from our Supplemental Excess Defined Benefit Plan.

(2)	In the event of a change in control, each named executive would be entitled to a lump sum payment of all compensation previously earned. Any deferred compensation by the named executive officer and all interest and earnings accrued thereon (unless the executive officer elects to defer this payment) shall be distributed six months or more after the date of the executive’s termination. The amount included is the ending balance of each named executive officer’s non-qualified Excess Contribution Plan account. In addition, the named executive officers would also be entitled to a lump sum payment under our qualified Retirement Savings Plan which they would be eligible to receive regardless of the reason for termination. See the Change in Control discussion below.

Potential Payments Upon Termination or Change in Control

General

Our Company does not have any special severance plans under which payments are made to any named executive officer other than the change in control agreements discussed below. In addition, none of our compensation plans provide benefits for voluntary or involuntary termination of an executive’s employment due to any reason other than a change in control, death, disability or retirement. We do maintain a separation plan for all employees and our named executive officers would be eligible to receive benefits under this plan that would be generally available to all employees who are similarly situated to our named executive officers in age, years of service, etc. All severance benefits provided to our named executive officers above the plan amounts are reviewed and approved by our Compensation Committee.

Executive Change in Control Agreements

We have entered into CIC Agreements with each of our named executive officers. Except as noted below, each CIC Agreement has substantially identical terms and is intended to encourage each of our named executive officers to continue to carry out their respective duties in the event of a possible change in control of the Company.

If, during the 24-month period following a Change in Control (as defined below), we terminate the named executive officer’s employment other than for Cause (as defined below) or the named executive officer terminates his or her employment with us for Good Reason (as defined below), the named executive officer will be entitled to receive:

•	accrued but unpaid base salary through the date of termination;

•	a severance payment of two times: (1) the named executive officer’s annual base salary; and (2) the target annual cash bonus amount for the previous year pursuant to our Annual Bonus Plan;

•	a pro-rata bonus for the year of termination calculated based upon the named executive officer’s target annual cash bonus amount for the previous year pursuant to our Annual Bonus Plan (provided the executive officer is not receiving such a pro-rata bonus under the Annual Bonus Plan); and

•	continued medical, dental and life insurance benefits for a period of up to two years.

Our President and Chief Executive Officer, Mr. Pennypacker, and our Executive Vice President, Finance and Chief Financial Officer, Mrs. Cornell, have entered into CIC Agreements with provisions similar to those above, except that: (1) the severance payment is equal to three times their respective (a) annual base salary and (b) target annual cash bonus amount for the previous year pursuant to our Annual Bonus Plan; and (2) the medical, dental and life insurance benefits continue for a period of up to three years.

The CIC Agreements also provide that the named executive officer may not compete with us, solicit our employees or disparage us for a period of two years following the date of termination, and the named executive officer is required to abide by the terms of their Executive Employee Nondisclosure Agreement, which prohibits the named executive officer from disclosing confidential information concerning our business for a period of ten years following the date of termination. If the named executive officer breaches these restrictive covenants, we are entitled to legal rights and remedies, including, but not limited to: (1) specific performance; (2) requiring the named executive officer to return all compensation and other benefits received by the named executive officer as the result of any action constituting the breach; or (3) ceasing the payments and benefits payable to the named executive officer under the CIC Agreement from the date of the breach. The cash amounts payable under the CIC Agreements will be paid in a single lump sum payment on the regularly scheduled payroll day immediately following the 30th day after the named executive officer’s termination.

The description of the CIC Agreements set forth above does not purport to be complete and is qualified in its entirety by reference to the forms of CIC Agreements attached as Exhibits 10.4 and 10.5 to the Current Report on Form 8-K filed by us with the SEC on November 10, 2008.

Long-Term Incentive Plan

Pursuant to the terms of our Incentive Plan, in the event of a Change in Control:

•	any stock appreciation rights which have not been granted in tandem with stock options will become exercisable in full;

•	the restrictions applicable to all shares of restricted stock and RSUs will lapse and such shares will be deemed fully vested and all restricted stock granted in the form of share units will be paid in cash;

•	all performance shares and long-term cash bonuses will be deemed to be earned on a prorated basis at the payment opportunity associated with the achievement of 100% of the performance targets assigned to such awards, and all performance shares granted in the form of share units will be paid in cash; and

•	any named executive officer who has been granted a stock option which is not exercisable in full will be entitled, in lieu of the exercise of the portion of the stock option which is not exercisable, to obtain a cash payment in an amount equal to the difference between the option price of such stock option and (1) in the event the Change in Control is the result of a tender or exchange offer for Common Stock, the final offer price per share paid for the Common Stock, or such lower price as the Compensation Committee may determine with respect to any incentive stock option to preserve its incentive stock option status, multiplied by the number of shares of Common Stock covered by such portion of the stock option, or (2) in the event the Change in Control is the result of any other occurrence, the aggregate value of the Common Stock covered by such portion of the stock option, as determined by the Compensation Committee at such time.

Pursuant to the terms of our Incentive Plan, in the event of death, disability or retirement:

•	any stock appreciation rights which have not been granted in tandem with stock options will become exercisable in full;

•	the restrictions applicable to all shares of restricted stock and RSUs will lapse and such shares will be deemed fully vested;

•	all performance shares and long-term cash bonuses will be deemed to be earned on a prorated basis at the payment opportunity associated with the achievement of the performance targets at the end of the performance period;

•	all options will vest immediately and be exercisable for the shorter of the expiration date or five years from the date of retirement or disability or one year from the date of death.

In the event of termination for any reason other than those listed above, all benefits under our Incentive Plan will terminate immediately.

The description of the Incentive Plan set forth above does not purport to be complete and is qualified in its entirety by reference to the Incentive Plan attached as Exhibit 10.1 to the Current Report on Form 8-K filed by us with the SEC on November 10, 2008.

Executive Annual Bonus Plan

Pursuant to the terms of our Annual Bonus Plan, immediately upon a Change in Control, the named executive officer will receive a prorated payment of the award payable under the Annual Bonus Plan at the target performance goal level and we will make a payment in cash to each named executive officer within ten days after the effective date of the Change in Control in the amount of such target award. The Annual Bonus Plan does not provide for any benefits upon termination for any reason other than a change in control. Our Compensation Committee retains the right to provide benefits under our Annual Bonus Plan for terminated employees.

The description of the Annual Bonus Plan set forth above does not purport to be complete and is qualified in its entirety by reference to the Annual Bonus Plan attached as Exhibit 10.3 to the Current Report on Form 8-K filed by us with the SEC on November 10, 2008.

Defined Terms

For purposes of the CIC Agreements, the Incentive Plan and the Annual Bonus Plan, “Change in Control” means the occurrence of any of the following:

•	any person acquires beneficial ownership of 20% of the combined voting power of our then-outstanding voting securities;

•	during any period of not more than two consecutive years, individuals who, at the beginning of such period, constitute our Board and any new directors whose election or nomination was approved by at least two-thirds of our directors then still in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, cease to constitute a majority of our Board;

•	our stockholders approve and we consummate a merger, other than: (1) a merger that would result in our voting securities immediately prior to such merger continuing to represent at least 50% of the combined voting power of all classes of our stock (or such surviving entity’s stock) outstanding immediately after such merger; or (2) a merger effected to implement a recapitalization of us in which no person acquires more than 50% of the combined voting power of our voting securities; or

•	our stockholders approve and we consummate a plan of complete liquidation or dissolution of us, or a sale of substantially all of our assets.

A Change in Control will not have occurred solely because any person acquired beneficial ownership of 20% or more of our outstanding voting securities as a result of our acquisition of voting securities which reduced the number of voting securities outstanding and increased the person’s number of shares proportionately owned.

For purposes of the CIC Agreements, “Cause” means:

•	the named executive officer’s willful and continued failure to substantially perform his or her reasonably assigned duties with us or our affiliates, which failure continued for at least 30 days after written demand for substantial performance was delivered to the named executive officer by us identifying the manner which we believe his or her duties have not been substantially performed;

•	the named executive officer’s breach of a fiduciary duty involving personal profit, commission of a felony or a crime involving fraud or moral turpitude, or material breach of any provision of the CIC Agreement; or

•	the named executive officer willfully engages in illegal conduct or gross misconduct which is materially and demonstrably injurious to us.

No act or failure to act on the part of the named executive officer will be considered “willful” unless it is done, or omitted to be done, in bad faith or without a reasonable belief that the action or omission was legal, proper, and in the best interests of us or our affiliates. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by our Board, the instructions of a more senior officer or the advice of counsel will be conclusively presumed to be done, or omitted to be done, by the named executive officer in good faith and in the best interests of us and our affiliates.

For purposes of the CIC Agreements, “Good Reason” means, unless the named executive officer has consented in writing, the occurrence after a Change in Control of any of the following events or conditions:

•	the actual assignment of any duties that would constitute a material diminution in the named executive officer’s position as in effect immediately prior to the Change in Control, including any material diminution in status, title, authority, duties or responsibilities or any other action which results in the same, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by us promptly after receipt of notice from the named executive officer;

•	a diminution of (5% or greater) in the named executive officer’s base salary;

•	we require the named executive officer to be based at any location that is a material change of more than forty miles from his or her regular place of employment immediately prior to the Change in Control;

•	following a Change in Control, unless a plan providing a substantially similar compensation or benefit is substituted: (1) the failure by us or our affiliates to continue in effect any material fringe benefit or compensation plan, retirement plan, life insurance plan, health and accident plan or disability plan in which the named executive officer is participating prior to the Change in Control; or (2) the taking of any action by us or our affiliates which would adversely affect the named executive officer’s participation in or materially reduce his or her benefits under any of such plans or deprive him or her of any material fringe benefit;

•	following a Change in Control, the failure of us to obtain the assumption in writing of our obligation to perform the CIC Agreement by any successor to all or substantially all of the assets of us or such affiliate within 15 days after a reorganization, merger, consolidation, sale or other disposition of assets of us; or

•	any purported termination of the named executive officer’s employment by us which is not effected pursuant to a notice of termination satisfying the requirements of paragraph three of the CIC Agreement; and for purposes of the CIC Agreement, no such purported termination will be effective.

Change in Control Benefits

The following table quantifies the estimated payments and benefits that would be provided to certain named executive officers if they were terminated within 24 months of a Change in Control other than all accrued but unpaid base salary compensation due at termination. The accelerated vesting of equity compensation and payment of all long-term cash bonuses at the target level provided by the Change in Control provision of the Incentive Plan and the payment of all outstanding cash bonus awards at the maximum performance goal levels under the Change in Control provision of the Annual Bonus Plan will occur upon a change in control and does not require the termination of the named executive officer to receive benefits. The estimated payments are calculated as if a Change in Control had occurred during 2009 and the named executive officer was terminated on December 31, 2009.

						Payments of
		Value of			Payment of All	Annual
		Continued	Lump Sum	Accelerated	Outstanding	Bonus
	Payments of	Health,	Payment of	Vesting	Long-Term	Pro-rated at
	Annual	Dental &	all Deferred	of Equity	Cash Bonuses	Target
	Salary and	Life Insurance	Compen-	Compen-	at Target	Level
	Bonus	Benefits	sation	sation	Levels	(Bonus Plan)	Total
Name	(CIC)(1)	(CIC)(2)	(3)	(LTIP)(4)	(LTIP)(5)	(6)	(7)

Barry L. Pennypacker	$3,990,000	$30,191	$628,288	$3,887,400	$1,870,155	$630,000	$11,036,034
Helen W. Cornell	$1,906,725	$29,544	$2,395,759	$1,056,518	$994,499	$250,250	$6,633,295
Armando L. Castorena	$892,775	$20,127	$97,913	$793,710	$236,276	$119,925	$2,160,726
T. Duane Morgan	$1,474,000	$20,127	$1,068,798	$535,571	$442,912	$402,000	$3,943,408
J. Dennis Shull	$1,628,000	$13,501	$1,819,574	$600,461	$600,331	$444,000	$5,105,867

(1)	Under the CIC Agreements, each of the listed named executive officers would be entitled to a severance payment of an amount equal to two times the named executive officer’s base salary and target Annual Bonus for the previous year, except for Mr. Pennypacker and Mrs. Cornell who would be entitled to three times their respective base salary and target Annual Bonus for the previous year.

(2)	Each of the listed named executive officers would be entitled to continued medical, dental and life insurance benefits for two years, except Mr. Pennypacker and Mrs. Cornell who would be entitled to three years of continued benefits. Our health and dental plans have historically been self-insured so we only pay a monthly administration fee for claims processing. Beginning on April 1, 2009, our health insurance was changed to a fully insured plan. The calculation for the value of continued health insurance is based on the premiums paid which is renewed annually. We are unable to fully calculate the value of the continued dental insurance due to being self-insured and the health insurance due to premiums being changed annually. The total amount of cost for these benefits is calculated based on the total annual life insurance premiums paid, the 2009 annual health insurance premiums and dental insurance administration fee for each such named executive officer as of December 31, 2009 for a full two-year or three-year period, as applicable. If the executive becomes re-employed with another employer and is eligible to receive medical, dental and/or life insurance benefits under another employer provided plan, these benefits will cease under the CIC Agreement.

(3)	Under our Excess Contribution Plan, each of the listed named executives would be entitled to a lump sum payment of all compensation previously earned and deferred by the executive officer and all interest and earnings accrued thereon (unless the executive officer elects to defer this payment). The amount included is the ending balance of the listed named executive officer’s non-qualified Excess Contribution Plan account. In addition, the named executive officers would also be entitled to a lump sum payment under our qualified Retirement Savings Plan, which they would be eligible to receive regardless of the reason for termination.

(4)	Pursuant to the Incentive Plan, upon a Change in Control, each of the listed named executive officer’s unvested restricted stock, RSUs and options would automatically vest. The value of the accelerated vesting of the options is calculated based on the difference between the strike price and the closing price of the Company’s common stock on December 31, 2009. The value of the accelerated vesting of the restricted stock awards and RSUs is the closing price of the Company’s common stock on December 31, 2009. See the 2009 Outstanding Equity Awards at Fiscal Year-End table on page 51.

(5)	Pursuant to the Incentive Plan, upon a Change in Control, long-term cash bonus opportunities granted in 2007, 2008 and 2009 would be deemed to be earned on a prorated basis at the payment opportunity associated with the achievement of 100% of the performance targets assigned to such awards and the percentage would be applied to each such named executive officer’s 2009 annual salary.

(6)	Pursuant to the Annual Bonus Plan, upon a Change in Control, each named executive officer would be entitled to a prorated payment of the award payable at the target performance goal level.

(7)	This amount reflects the total amount each of the listed named executive officers would receive if he or she was eligible to receive change in control benefits under our CIC Agreements, Incentive Plan and Annual Bonus Plan. Under the CIC Agreements, the listed named executive officers are also entitled to accrued but unpaid base salary through the date of termination and a prorated bonus for the year of termination, calculated based upon the named executive officer’s target annual cash bonus amount for the previous year pursuant to our Annual Bonus Plan (provided the executive officer is not receiving such a pro-rata bonus under the Annual Cash Bonus Plan).

Benefits Upon Death, Disability or Retirement

The following table quantifies the estimated payments and benefits that would be provided to certain named executive officers if their employment was terminated due to death, disability or retirement. The estimated payments are calculated as if the termination due to death, disability or retirement had occurred on December 31, 2009. All employees are entitled to accrued but unpaid salary and unused vacation days at the time of termination.

			Payment of All
	Lump Sum	Accelerated	Outstanding
	Payment of	Vesting	Long-Term
	all Deferred	of Equity	Cash Bonuses
	Compen-	Compen-	at Target
	sation	sation	Levels
Name(1)	(1)	(LTIP)(2)	(LTIP)(3)	Total

Barry L. Pennypacker	$628,288	$3,887,400	$1,166,655	$5,682,343
Helen W. Cornell	$2,395,759	$1,056,518	$501,749	$3,954,026
Armando L. Castorena	$97,913	$793,710	$165,910	$1,057,533
T. Duane Morgan	$1,068,798	$535,571	$244,162	$1,848,531
J. Dennis Shull	$1,819,574	$600,461	$314,131	$2,734,166

(1)	Under our Excess Contribution Plan, each of the listed named executive officers would be entitled to a lump sum payment of all compensation previously earned and deferred by the named executive officer and all interest and earnings accrued thereon (unless the executive officer elects to defer this payment). This amount represents the ending balance of the listed named executive officer’s non-qualified Excess Contribution Plan account as of December 31, 2009. In addition, the named executive officers would also be entitled to a lump sum payment under our qualified Retirement Savings Plan, which they would be eligible to receive regardless of the reason for termination.

(2)	Pursuant to the Incentive Plan, upon termination due to death, disability or retirement, each of the listed named executive officer’s unvested restricted stock, RSUs and options would automatically vest. The value of the accelerated vesting of the options is calculated based on the difference between the strike price and the closing price of the Company’s common stock on December 31, 2009. The value of the accelerated vesting of the restricted stock awards and RSUs is the closing price of the Company’s common stock on December 31, 2009. See the 2009 Outstanding Equity Awards at Fiscal Year End table on page 51.

(3)	Pursuant to the Incentive Plan, upon termination due to death, disability or retirement, long-term cash bonus opportunities granted in 2007, 2008 and 2009 would be deemed to be earned on a prorated basis at the payment opportunity associated with the achievement of the performance targets at the end of the performance period. There is no amount included for the 2007 long-term cash bonus opportunity as the performance targets were not met. For the 2008 and 2009 long-term cash bonus opportunities, the amount included is the prorated basis at the payment opportunity associated with the achievement of 100% of the performance targets assigned to such awards since we will not know the level of performance targets achieved until the end of each respective performance period.

PART FOUR: OTHER IMPORTANT INFORMATION

HOUSEHOLDING OF PROXIES

For stockholders who have requested a printed copy of our proxy materials, the SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report, proxy statement or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We, and some brokers, household annual reports, proxy materials, or Notice of Internet Availability of Proxy Materials, as applicable, delivering a single annual report and proxy statement to multiple stockholders who have requested printed copies and share an address, unless contrary instructions have been received from one or more of the affected stockholders.

Once you have received notice from your broker or us that your broker or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, in the future, please notify your broker if your shares are held in a brokerage account, or our Company if you hold registered shares. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and proxy statement, please notify your broker if your shares are held in a brokerage account, or our Company if you hold registered shares.

You may request to receive at any time a separate copy of our annual report or proxy statement by sending a written request to the Corporate Secretary at 1800 Gardner Expressway, Quincy, Illinois, 62305 or by telephoning 217-222-5400. A separate copy of the requested materials will be sent promptly following receipt of your request.

ADDITIONAL SEC FILING INFORMATION

Our Forms 10-K, 10-Q, 8-K and all amendments to those reports are available without charge through our website on the Internet as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. They may be accessed at www.gardnerdenver.com.

GARDNER DENVER, INC.

Brent A. Walters
Vice President, General Counsel,
Chief Compliance Officer and Secretary

March 17, 2010

Appendix A

GARDNER DENVER, INC.
EXECUTIVE ANNUAL BONUS PLAN

I.	Purpose of the Plan

The Gardner Denver, Inc. Executive Annual Bonus Plan (the “Plan”) is intended to provide Gardner Denver, Inc. (the “Company”) a means by which it can engender and sustain a sense of personal commitment on the part of its senior executives in the continued growth, development and financial success of the Company and encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. Accordingly, the Company may award to senior executives annual incentive compensation on the terms and conditions established herein.

II.	Definitions

2.1 “Annual Incentive Award” or “Award” means the compensation payable in cash granted under the Plan to a Participant by the Committee pursuant to such terms, conditions, restrictions and limitations established by the Committee and the Plan.

2.2 “Board” means the Board of Directors of the Company.

2.3 For all purposes of the Plan, a “Change in Control” shall have occurred if any of the following events shall occur:

(a) any “person” (as defined in Sections 13(d) and 14(d) of U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, acquires “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 20% of the combined voting power of the then-outstanding securities of the Company entitled to vote in the election of directors (the “Voting Securities”);

(b) during any period of not more than two consecutive years, individuals who, at the beginning of such period, constitute the Board and any new directors (other than any director designated by a person who has entered into an agreement with the Company to effect a transaction described in subsections 2.3(a), 2.3(c), or 2.3(d) of this Plan) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(c) the stockholders of the Company approve and the Company consummates a merger other than (A) a merger that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company and any Subsidiary, at least 50% of the combined voting power of all classes of stock of the Company or such surviving entity outstanding immediately after such merger or (B) a merger effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Voting Securities; or

(d) the stockholders of the Company approve and the Company consummates a plan of complete liquidation or dissolution of the Company, or a sale of all or substantially all of the assets of the Company.

A Change in Control has not occurred solely because any person acquired beneficial ownership of 20% or more of the outstanding Voting Securities as a result of the Company’s acquisition of Voting Securities which reduced the number of Voting Securities outstanding and increased the person’s number of shares proportionately owned.

2.4 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.5 “Commission” means the Securities and Exchange Commission.

2.6 “Committee” means the Management Development and Compensation Committee of the Board, or such other committee designated by the Board to administer the Plan, provided that the Committee shall consist of three or more persons, each of whom is an “outside director” within the meaning of Section 162(m) and a “disinterested person” within the meaning of Rule 16b-3 under the Exchange Act.

2.7 “Employee” means an employee of the Company or any of its subsidiaries or affiliates.

2.8 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.9 “Participant” means a Senior Executive Officer of the Company who is selected by the Committee to participate in the Plan.

2.10 “Plan” means the Gardner Denver, Inc. Executive Annual Incentive Plan dated January 1, 2011.

2.11 “Performance Goals” means the goals established by the Committee for the purpose of determining Awards under the Plan, which goals will be based upon one or more criteria described in Section V hereof.

2.12 “Performance Period” means the consecutive 12 month period that constitutes the Company’s fiscal year or such other period as may be specified by the Committee with respect to an Award.

2.13 “Section 162(m)” means Section 162(m) of the Code and the regulations promulgated thereunder.

2.14 “Senior Executive Officer” means the Chairman, Chief Executive Officer, President, any Executive Vice President, any Senior Vice President, any senior officer reporting directly to the Chief Executive Officer and any other Vice President or senior executive or officer designated by the Chief Executive Officer.

2.15 “Voting Stock” means securities entitled to vote in an election of Directors of the Company.

III.  Administration

3.1 The overall administration of the Plan, including the final determination of Awards to each Participant, is vested in the Committee.

3.2 Determinations of the Committee in administering the Plan shall be final and binding upon all Participants.

IV.	Eligibility

Participation in the Plan shall be limited to Senior Executive Officers. Participants will be selected for participation annually by the Committee not later than 90 days after the commencement of the Performance Period (or at such other time or times as the Committee may determine). The Committee may withdraw its approval for participation in the Plan for a Participant at any time. In the event of such withdrawal, such Participant shall cease to be a Participant as of the date designated by the Committee and the Employee shall be notified of such withdrawal as soon as practicable following such action. Further, such Employee shall cease to have any right to an Award for the Performance Period in which such withdrawal is effective; provided, however, that the Committee may, in its sole discretion, authorize a prorated award based on the number of full months of participation prior to the effective date of such withdrawal and the Company’s performance during such period.

V.	Performance Goals and Measures

5.1. Performance Goals shall be established in writing by the Committee not later than 90 days after commencement of the Performance Period relating to a specific Award; provided, however, that, in the case of an Award that is intended to qualify for the performance-based compensation exemption from the deduction limitation provisions of Section 162(m) of the Code (the “Performance-Based Exemption”), the performance goal will be established no later than the date on which 25% of the applicable Performance Period has elapsed. The Performance Goals may be identical for all Participants or, at the discretion of the Committee, may be different to reflect more appropriate measures of individual performance. The criteria used in establishing Performance Goals may, at the discretion of the Committee, include one or any combination of the following (which may be applied to an individual, a subsidiary, a business unit, division, group or the Company and any one or more of its groups, divisions, business units or subsidiaries taken as a whole):

(i) return on equity, assets, capital or investment;

(ii) pre-tax or after-tax profit levels expressed in absolute dollars or earnings per share;

(iii) operating cash flow or cash flow from operating activities;

(iv) operating income before or after interest, taxes, depreciation and/or amortization;

(v) net income before or after interest, taxes, depreciation and/or amortization;

(vi) revenues;

(vii) earnings before or after interest, taxes, depreciation and/or amortization;

(viii) share price or total return to stockholders;

(ix) operating margins or operating expenses;

(x) inventory levels or inventory turnover;

(xi) debt levels;

(xii) working capital levels; and/or

(xiii) levels of receivables or payables.

The Performance Goals established by the Committee shall include a threshold level of performance below which no Award will be payable and a maximum Award opportunity for each Participant. The targeted Performance Goals with respect to such performance criteria may be established at such levels and in such terms as the Committee, in its discretion, may determine, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The determination of attainment of the Performance Goals and the amount of any Award that is payable as a result of the attainment of Performance Goals, shall be certified in writing by the Committee and, except as otherwise contemplated hereby, such determination shall be made in accordance with generally accepted accounting principles.

5.2 The Committee shall be authorized to make adjustments in the method of calculating attainment of Performance Goals in recognition of: (i) extraordinary or non-recurring items; (ii) changes in tax laws; (iii) changes in generally accepted accounting principles or changes in accounting policies; (iv) charges related to restructured or discontinued operations; (v) restatement of prior period financial results; (vi) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company’s financial statements; and (vii) changes relating to acquisitions and dispositions or other extraordinary business transactions. Notwithstanding the preceding sentence, unless the Committee determines otherwise, any adjustments that may be taken into account with respect to an Award that is intended to qualify for the Performance-Based Exemption shall be permitted only to the extent that such adjustment would not cause the Award to fail to qualify for the Performance-Based Exemption.

5.3 If the Company is required to restate all or a portion of its financial statement(s) for any period, and if the Board or the Committee determines that such restatement is attributable in whole or in significant part to fraud on the part of a Plan participant or known to the participant, then, subject to applicable law, the Board or the Committee, acting in its discretion, may require the participant to reimburse the Company for the amount of any incentive compensation paid to him or her, if and to the extent that (a) the amount of such incentive compensation was based upon the achievement of certain financial results that are subsequently revised due to such restatement, and (b) the amount of the incentive compensation that would have been paid or provided to the participant if the financial results had been properly reported would have been lower than the amount that is actually paid or provided.

VI.	Awards

6.1 Awards under the Plan shall be paid in cash.

6.2 At the first meeting of the Committee after the expiration of the Performance Period, the Committee shall review the prior year’s performance in relation to the Performance Goals and determine the level of achievement of the Performance Goals. Payment of Annual Incentive Awards to Participants under the Plan shall occur only after the Committee has certified in writing that the Performance Goals have been achieved for the relevant Performance Period and the amounts payable pursuant to the resulting Awards. Notwithstanding the attainment of Performance Goals for the Company as a whole, Awards for any Participant under the Plan may be denied or adjusted by the Committee, in its sole judgment, based on its assessment of the Participant’s performance. However, no upward adjustment may be made to an Annual Incentive Award for a Participant if such Award is intended to qualify for the Performance-Based Exemption. The maximum Annual Incentive Award that may be granted to a Senior Executive Officer under the Plan for any Performance Period may not exceed $3,000,000 or, if less, three times the Senior Executive Officer’s base salary as of the last day of the Performance Period. All Awards earned with respect to a calendar year will be payable in a single sum cash payment no later than March 15th of the following calendar year.

VII.	Deferrals and Settlements

The Committee may permit Participants to elect to defer receipt of all or a portion of the Annual Incentive Award under administrative policies established by the Company from time to time, which shall be in compliance with Sections 162(m) and Section 409A of the Code.

VIII.	Withholding Taxes

The Company shall have the right to deduct from any payment to be made pursuant to the Plan the amount of any taxes required by law.

IX.	No Right to Continued Employment or Awards

No person shall have any claim or right to be granted an Award, and the granting of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any of its subsidiaries. Further, the Company and its subsidiaries expressly reserve the right at any time to terminate the employment of any Participant free from any liability under the Plan; except that a Participant who was actively employed as of the last day of the applicable Performance Period shall be eligible to receive payment of his Award, as determined pursuant to Section 6.2 hereof, even though the Participant is no longer an active employee of the Company at the time the Committee actually pays Awards under the Plan for the applicable Performance Period. The Committee shall also have the discretion to grant eligibility to a Participant to receive payment of an Award, notwithstanding the fact that the Participant is not employed by the Company at the end of the Performance Period.

X.	Change in Control

Immediately upon a Change in Control, the Participant shall receive a prorated payment of the Award payable hereunder at the target Performance Goal level and the Company shall make a payment in cash to each Participant within ten (10) days after the effective date of the Change in Control in the amount of such target Award, but in no case shall any payment be made hereunder later than March 15th following the calendar year in which occurs the later of the time the legally binding right to the payment arises or the time such right first ceases to be subject to a substantial risk of forfeiture. The granting of Awards under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize, or otherwise change its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any portion of its business or assets.

XI.	Amendment, Modification, Suspension or Termination

The Board may amend, modify, suspend or terminate this Plan for any purpose except that no amendment or alteration shall be effective prior to approval by the Company’s stockholders to the extent such approval is then required pursuant to Section 162(m) or otherwise required as a matter of law. Further, no amendment to the Plan shall be effective that would: (i) increase the maximum amount that can be paid to a Participant under the Plan; (ii) change the performance criterion or criteria set forth in Section V hereof for payment of Awards; or (iii) modify the eligibility requirements for Participants in the Plan unless first approved by the Company’s stockholders.

XII.	Governing Law

The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

XIII.	Other Benefit and Compensation Programs

Unless otherwise specifically provided to the contrary in the relevant plan, program or practice, Awards received by Participants under the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of calculating payments or benefits under any other Company benefit plan, program or practice or any severance policy of the Company. Further, the Company may adopt other compensation programs, plans or arrangements for employees below the level of Senior Executive Officer as it deems necessary and appropriate.

XIV.	Successors and Assigns

The Plan shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

XV.	Effective Date

This Plan will be effective on January 1, 2011, subject to approval by the Company’s stockholders at the annual meeting of the Company’s stockholders held on May 4, 2010. The Board may re-submit the performance goals contained in Section V for stockholder approval from time to time in order to satisfy the stockholder approval conditions of Section 162(m) of the Code, it being understood that, under current law, such re-submission would first be required to be made at the first meeting of stockholders of the Company (or any adjournment or postponement thereof) in 2015.

XVI.	Interpretation and Savings

All terms and conditions of this Plan applicable to qualified performance-based compensation shall be construed to be in accordance with the qualified performance-based compensation requirements of Section 162(m) of the Internal Revenue Code, and any offending or non-compliant terms shall be amended, voided and/or reformed to the extent necessary to comply with Section 162(m). Likewise, all terms and conditions of this Plan applicable to any non-qualified deferred compensation shall be construed to be in accordance with the non-qualified deferred compensation requirements of Section 409A of the Internal Revenue Code, including but not limited to its short term deferral exception, and any offending or non-compliant terms shall be amended, voided and/or reformed to the extent necessary to comply with Section 409A.

GARDNER DENVER, INC. 1800 GARDNER EXPRESSWAY QUINCY, IL 62305

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If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:		☐	☐	☐
1.	Election of Directors Nominees

01	Frank J. Hansen 02 Diane K. Schumacher 03 Charles L. Szews

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2010.	☐	☐	☐

3	To consider and vote upon the approval of the Company’s Executive Annual Bonus Plan.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal(s):		For	Against	Abstain

4	To consider and vote upon a stockholder proposal requesting that the Company amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity and substantially implement the policy, if properly presented at the annual meeting.	☐	☐	☐

NOTE: Such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

GARDNER DENVER, INC.
Annual Meeting of Stockholders
May 4, 2010 1:30 PM
This proxy is solicited by the Board of Directors
The undersigned(s), having received the Notice and Proxy Statement for the Annual Meeting of Stockholders, hereby appoints Helen W. Cornell and Brent A. Walters, or either of them, as the true and lawful attorneys-in-fact, agents and proxies (each of them with full power of substitution) to represent the undersigned(s) and to vote at the Annual Meeting of Stockholders of the Company, to be held at the Quincy Country Club, 2410 State Street, Quincy, Illinois 62301, on Tuesday, May 4, 2010 at 1:30 p.m., local time, and any and all adjournments or postponements of the annual meeting, in the manner directed, with respect to all shares of Common Stock of Gardner Denver, Inc. which the undersigned(s) is entitled to vote and in the discretion of the proxies on such other matters as may properly come before the annual meeting and any adjournments or postponements thereof.
If you hold shares in the Gardner Denver, Inc. Retirement Savings Plan (the “Plan”), then this proxy card, when signed and returned, or your telephone or internet proxy, will constitute voting instructions to the trustee of the Plan on all matters properly coming before the annual meeting or any adjournments or postponements thereof. The trustee of the Plan will vote such shares in the manner directed. Shares in the Plan for which voting instructions are not received by 11:59 p.m. Eastern Daylight Time on April 29, 2010, or if no choice is specified, will be voted by the trustee in the same proportion as the shares for which voting instructions are received from other participants in the Plan.
This proxy is solicited by the Board of Directors of Gardner Denver, Inc. and will be voted as directed or, if no direction is indicated, will be voted FOR all nominees in Proposal 1; FOR Proposals 2 and 3; and AGAINST Proposal 4. The Board of Directors recommends a vote FOR all nominees in Proposal 1; FOR Proposals 2 and 3; and AGAINST Proposal 4.
Continued and to be signed on reverse side